NYSE: NEM, TSX: NGT, ASX: NEM, PNGX: NEM	Exhibit 99.1
Newmont Reports Fourth Quarter and Full Year 2023 Results; Provides 2024 Outlook for Integrated Company
DENVER, February 22, 2024 – Newmont Corporation (NYSE: NEM, TSX: NGT, ASX: NEM, PNGX: NEM) (Newmont or the Company) today announced fourth quarter and full year 2023 results, as well as its 2024 outlook.
"2023 was a transformational year for Newmont, and for all of our stakeholders," said Tom Palmer, Newmont's President and Chief Executive Officer. "With the acquisition of Newcrest now complete, our principal focus for 2024 is to integrate and transform our leading portfolio of Tier 1 assets into a unique collection of the world's best gold and copper operations and projects. With stable production and structured reinvestment throughout the year, we are strongly positioned to deliver on our commitments in 2024 and set the stage for meaningful growth in 2025 and beyond."
2023 Results1
▪Completed the acquisition of Newcrest Mining Limited on November 6, 2023, creating the world’s leading gold company with robust copper optionality
▪Delivered $1.4 billion in dividends to shareholders in 2023
▪Produced 5.5 million gold ounces and 891 thousand gold equivalent ounces (GEOs)2 from copper, silver, lead and zinc; in-line with revised guidance range and incorporating the legacy Newcrest assets from the acquisition close date
▪Reported gold Costs Applicable to Sales (CAS) per ounce3 of $1,050 and gold All-In Sustaining Costs (AISC) per ounce3 of $1,444; in-line with revised guidance range and incorporating higher sustaining capital spend for 2023
▪Generated $2.8 billion of cash from continuing operations and reported $88 million in Free Cash Flow3 after unfavorable working capital changes of $513 million and $2.7 billion of reinvestment to sustain current operations and advance near-term projects
▪Reported Net Loss of $2.5 billion driven by $1.9 billion in impairment charges, $1.5 billion in reclamation charges and $464 million in Newcrest transaction and integration costs; these items are excluded from adjusted earnings results
▪Adjusted Net Income (ANI)3of $1.61 per share and Adjusted EBITDA3 of $4.2 billion for the full year; fourth quarter ANI was $0.50 per share
▪Declared increased total Newmont reserves of 136 million gold ounces and resources of 174 million gold ounces4; significant upside to other metals, including copper, silver, lead and zinc
2024 Outlook5
▪Announced Newmont's go-forward Tier 1 Portfolio6, which is underpinned by eleven managed Tier 1 and Emerging Tier 1 assets and three non-managed operations; seeking to divest six non-core assets
▪2024 production guidance is expected to be approximately 6.9 million gold ounces for the Total Newmont portfolio; underpinned by 5.6 million gold ounces from the Tier 1 Portfolio6
▪Gold CAS is expected to be $1,050 per ounce3, with Gold AISC of $1,400 per ounce3 in 2024 for the Total Newmont portfolio
▪Sustaining capital spend of approximately $1.8 billion for the Total Newmont portfolio
▪Development capital spend of approximately $1.3 billion in 2024 for the Total Newmont portfolio
▪Progressing key near-term development projects of Tanami Expansion 2, Ahafo North, Cadia Block Caves and Cerro Negro Expansion 1
▪Updated Tanami Expansion 2 development capital estimate of $1.7 to $1.8 billion with commercial production expected in the second half of 2027
▪Remain on track to deliver an expected $500 million in synergies related to the Newcrest transaction by the end of 20257

1 Newmont’s actual consolidated financial results remain subject to completion of our annual audit procedures for the year ended December 31, 2023 and final review by management. See notes at the end of this release.
2 Gold equivalent ounces (GEOs) calculated using Gold ($1,400/oz.), Copper ($3.50/lb.), Silver ($20.00/oz.), Lead ($1.00/lb.) and Zinc ($1.20/lb.) pricing for 2023.
3 Non-GAAP metrics; see reconciliations at the end of this release.
4 Total resources presented includes Measured and Indicated resources of 104.8 million gold ounces and Inferred resources of 69.1 million gold ounces. See cautionary statement at the end of this release.
5 See discussion of outlook, including the definition of the Tier 1 Portfolio, and cautionary statement at the end of this release regarding forward-looking statements.
6 Newmont’s go-forward portfolio is focused on Tier 1 assets, consisting of (1) six managed Tier 1 assets (Boddington, Tanami, Cadia, Lihir, Peñasquito and Ahafo), (2) assets owned through two non-managed joint ventures at Nevada Gold Mines and Pueblo Viejo, including four Tier 1 assets (Carlin, Cortez, Turquoise Ridge and Pueblo Viejo), (3) three emerging Tier 1 assets (Merian, Cerro Negro and Yanacocha), which do not currently meet the criteria for Tier 1 Asset, and (4) an emerging Tier 1 district in the Golden Triangle in British Columbia (Red Chris and Brucejack), which does not currently meet the criteria for Tier 1 Asset. Newmont’s Tier 1 portfolio also includes attributable production from the Company’s equity interest in Lundin Gold (Fruta del Norte). Tier 1 Portfolio cost and capital metrics include the proportional share of the Company’s interest in the Nevada Gold Mines joint venture.
7 Synergies are a management estimate provided for illustrative purposes and should not be considered a GAAP or non-GAAP financial measure. Synergies represent management’s combined estimate of pre-tax synergies, supply chain efficiencies and Full Potential improvements, as a result of the integration of Newmont’s and Newcrest’s businesses that have been monetized for the purposes of the estimation. Such estimates are necessarily imprecise and are based on numerous judgments and assumptions. See cautionary statement at the end of this release regarding forward-looking statements.
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Summary of Fourth Quarter and Full Year Results

	Q4'23	Q3'23	Q4'22	FY'23	FY'22
Average realized gold price ($ per ounce)	$2,004	$1,920	$1,758	$1,954	$1,792
Attributable gold production (million ounces)[1]	1.74	1.29	1.63	5.55	5.96
Gold costs applicable to sales (CAS) ($ per ounce)[2]	$1,086	$1,019	$940	$1,050	$933
Gold all-in sustaining costs (AISC) ($ per ounce)[2]	$1,485	$1,426	$1,215	$1,444	$1,211
GAAP attributable net (loss) income from continuing operations ($m)	$(3,150)	$157	$(1,488)	$(2,501)	$(459)
Adjusted net income ($ millions)[3]	$486	$286	$348	$1,358	$1,468
Adjusted net income per share ($/diluted share)[3]	$0.50	$0.36	$0.44	$1.61	$1.85
Adjusted EBITDA ($ millions)[3]	$1,384	$933	$1,161	$4,217	$4,550
Cash flow from continuing operations ($ millions)	$616	$1,001	$1,010	$2,754	$3,198
Capital expenditures ($ millions)[4]	$920	$604	$646	$2,666	$2,131
Free cash flow ($ millions)[5]	$(304)	$397	$364	$88	$1,067
FOURTH QUARTER 2023 KEY RESULTS DRIVERS
In the fourth quarter, Newmont delivered a sequential improvement in production compared to the third quarter, primarily driven by the inclusion of the sites acquired in the Newcrest transaction combined with higher production at all Newmont managed operations except for Boddington, Yanacocha and CC&V due to planned mine sequencing. In addition, Newmont's non-managed operations at Nevada Gold Mines and Pueblo Viejo delivered higher production during the quarter. Notably, Peñasquito safely ramped up operations after a resolution of the labor strike was reached with the National Union of Mine and Metal Workers of the Mexican Republic ("the Union") on October 13, 2023.
Excluding the impact from the acquisition of Newcrest, direct operating costs were largely consistent with the third quarter as inflationary pressures have continued to stabilize, with improvements to commodity input pricing, partially offset by higher third party royalties due to higher gold prices. AISC was higher due to increased sustaining capital during the fourth quarter compared to the third quarter.
Cash Flow from Continuing Operations and Free Cash Flow were both lower than the third quarter at $616 million and $(304) million, respectively. This was primarily driven by unfavorable working capital changes of $297 million compared to the third quarter, including an unfavorable build of accounts receivable and the timing of accounts payable, as well as higher current cash tax and timing of debt interest payments. In addition, Newmont invested $920 million in capital spend during the fourth quarter, including $377 million in development capital spend to continue to progress near-term projects and $543 million in sustaining capital to progress site improvement projects.
Newmont reported a GAAP Net Loss from Continuing Operations of $(3.2) billion. Adjusted Net Income increased to $486 million or $0.50 per share, primarily driven by higher sales volumes and higher realized gold prices compared to the third quarter. Adjusted Net Income excludes significant non-cash accounting charges, primarily related to impairment charges of $1.9 billion recorded at year end in conjunction with the Company's annual impairment review and reclamation charges of $1.2 billion. In addition, Newmont incurred $427 million of costs related to the acquisition and integration of Newcrest.
•$1.9 billion of impairment charges primarily due to the write-down of goodwill of $1.2 billion at Peñasquito, $293 million at Musselwhite and $246 million at Éléonore
◦The goodwill impairment at Peñasquito was driven by an update to the geological model that impacted expected metal grade and recoveries, resulting in lower underlying cash flows
◦The goodwill impairments at Musselwhite and Éléonore were driven by a deterioration in underlying cash flows as a result of higher costs due to inflationary pressures
◦The long-lived assets at all three sites were evaluated for impairment and no impairment was identified
◦The site-specific goodwill amounts originated from the Goldcorp purchase price allocation in 2019, which was based on best estimates of each site's value and country-risk assumptions at that time
•$1.2 billion reclamation adjustment charges primarily at Yanacocha due to increased estimated water management costs
•$427 million of Newcrest transaction and integration costs; primarily due to the accrual of $316 million in stamp duty tax incurred in connection with the transaction
Newmont intends to file its 2023 Form 10-K on or about the close of business on February 27, 2024.
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FOURTH QUARTER 2023 FINANCIAL AND PRODUCTION SUMMARY
Attributable gold production1 for the fourth quarter increased 7 percent to 1,741 thousand ounces compared to the prior year quarter, primarily due to the addition of the Newcrest operations in November 2023. This favorable impact was partially offset by lower production at Peñasquito, Boddington and Akyem. Gold sales were slightly higher than production for the quarter primarily due to the timing of shipments at Cadia and Telfer.
Gold CAS totaled $1.9 billion for the quarter. Gold CAS per ounce2 increased 16 percent to $1,086 per ounce compared to the prior year quarter, primarily due to higher direct operating costs incurred at the Newcrest sites after the acquisition, including at Brucejack and Telfer as operations at both sites were temporarily suspended for a portion of December, as well as higher costs incurred at Nevada Gold Mines due to leach pad write-downs and at Merian and Cerro Negro due to increased inflationary pressures on labor and consumables costs. These increases were partially offset by lower costs incurred at Peñasquito as the site ramped up to full productivity in the fourth quarter of 2023 after the resolution of the labor strike in October 2023.
Gold AISC per ounce2 increased 22 percent to $1,485 per ounce compared to the prior year quarter, primarily due to higher CAS per ounce and higher sustaining capital spend.
Attributable GEO production from other metals for the quarter remained largely flat at 289 thousand ounces from the prior year quarter, primarily due to the addition of copper production from Cadia, Red Chris and Telfer, partially offset by the ramp-up of production at Peñasquito after the resolution of the labor strike. Other metal GEO sales were slightly higher than production for the quarter, primarily due to the timing of shipments at Cadia and Telfer.
CAS from other metals totaled $403 million for the quarter. CAS per GEO2 increased 46 percent to $1,254 per ounce from the prior year quarter, primarily due to a higher allocation of costs to co-product metals with the addition of co-product production at Cadia, Red Chris and Telfer.
AISC per GEO2 for the quarter increased 46 percent to $1,697 per ounce from the prior year quarter, primarily due to higher CAS from other metals, higher sustaining capital spend and higher treatment and refining costs.
Average realized gold price for the quarter increased $246 per ounce to $2,004 per ounce compared to the prior year quarter, including $2,003 per ounce of gross price received, the favorable impact of $13 per ounce mark-to-market on provisionally-priced sales and $12 per ounce reductions for treatment and refining charges.
Revenue for the quarter increased 24 percent to $4.0 billion compared to the prior year quarter, primarily due to higher sales volumes and higher realized gold prices.
Net loss from continuing operations attributable to Newmont stockholders for the quarter was $(3.2) billion or $(3.22) per diluted share, a decrease of $1.7 billion from the prior year quarter, primarily due to higher impairment charges recognized primarily related to the write-off of goodwill at Peñasquito, Musselwhite and Éléonore, as well as higher reclamation and remediation expense resulting from adjustments mainly related to non-operating Yanacocha sites.
Adjusted net income3 for the quarter was $486 million or $0.50 per diluted share compared to $348 million or $0.44 per diluted share in the prior year quarter. Primary adjustments to fourth quarter net income include reclamation and remediation adjustments of $1.2 billion, total impairment charges of $1.9 billion, and Newcrest transaction and integration costs of $427 million.
Adjusted EBITDA3 for the quarter increased 19 percent to $1.4 billion for the quarter compared to $1.2 billion for the prior year quarter.
Capital expenditures4 increased 42 percent to $920 million for the quarter compared to prior year quarter, primarily due to higher sustaining capital spend as well as slightly higher development capital spend.
Consolidated operating cash flow from continuing operations decreased 39 percent to $616 million for the quarter compared to the prior year quarter, primarily due to the impact of the Peñasquito strike, which was partially offset by higher average realized gold prices.
Free Cash Flow5 decreased to $(304) million for the quarter compared to the prior year quarter, primarily due to lower operating cash flow and higher capital expenditures.
Nevada Gold Mines (NGM)6 attributable gold production for the quarter was 322 thousand ounces, with CAS of $1,125 per ounce2 and AISC of $1,482 per ounce2.
Pueblo Viejo (PV)7 attributable gold production was 61 thousand ounces for the quarter. Cash distributions received from the Company's equity method investment in Pueblo Viejo were $8 million for the fourth quarter. Capital contributions of $16 million for the quarter were made related to the expansion project at Pueblo Viejo.
Fruta del Norte8 attributable gold production is reported on a quarterly lag and will not be reported until the first quarter of 2024. Cash distributions received from the Company's equity method investment in Fruta del Norte were $6 million for the fourth quarter.
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FULL YEAR 2023 FINANCIAL AND PRODUCTION SUMMARY
Attributable gold production1 for the year decreased 7 percent to 5,545 thousand ounces compared to the prior year, primarily due to lower production at Peñasquito, Akyem, Merian and Boddington. In addition, the non-managed joint venture at Pueblo Viejo delivered lower production than in the prior year. These unfavorable impacts were partially offset by the addition of the Newcrest operations in November 2023. Gold sales were largely in line with production for the year.
Gold CAS totaled $5.7 billion for the year. Gold CAS per ounce2 increased 13 percent to $1,050 per ounce compared to the prior year, primarily due to lower gold sales volumes, higher maintenance costs and higher materials, labor and contract services costs. These increases were partially offset by lower costs incurred at Peñasquito during the labor strike and lower profit-sharing in 2023 due to lower taxable income at the site.
Gold AISC per ounce2 increased 19 percent to $1,444 per ounce compared to the prior year, primarily due to higher CAS per ounce and higher sustaining capital spend.
Attributable GEO production from other metals for the year decreased 30 percent to 891 thousand ounces compared to the prior year, primarily due to the Peñasquito labor strike in 2023, partially offset by the addition of copper production from Cadia, Red Chris and Telfer. Other metal GEO sales were largely in line with production for the year.
CAS from other metals totaled $1.0 billion for the year. CAS per GEO2 increased 38 percent to $1,127 per ounce from the prior year, primarily due to lower sales volumes as a result of the Peñasquito labor strike in 2023.
AISC per GEO2 for the year increased 42 percent to $1,577 per ounce from the prior year, primarily due to lower sales volumes as a result of the Peñasquito labor strike in 2023 and higher sustaining capital spend.
Average realized gold price for the year increased $162 per ounce to $1,954 per ounce compared to the prior year, including $1,957 per ounce of gross price received, the favorable impact of $6 per ounce mark-to-market on provisionally-priced sales and $9 per ounce reductions for treatment and refining charges.
Revenue for the year remained largely flat at $11.8 billion compared to $11.9 billion for the prior year.
Net loss from continuing operations attributable to Newmont stockholders for the year was $(2.5) billion or $(2.97) per diluted share, a decrease of $2.0 billion from the prior year primarily due to higher impairment charges, higher reclamation and remediation expense resulting from adjustments, primarily related to non-operating Yanacocha sites, the impact of the Peñasquito labor strike, and the Newcrest transaction and integration costs, including the accrual of a stamp duty tax of $316 million. These decreases were partially offset by higher average realized prices for gold, silver and copper.
Adjusted net income3 for the year was $1.4 billion or $1.61 per diluted share compared to $1.5 billion or $1.85 per diluted share in the prior year. Primary adjustments to 2023 net income include total impairment charges of $1.9 billion, reclamation and remediation adjustments of $1.3 billion, and Newcrest transaction and integration costs of $464 million.
Adjusted EBITDA3 for the year decreased 7 percent to $4.2 billion, compared to $4.6 billion for the prior year.
Capital expenditures4 increased 25 percent to $2.7 billion for the full year compared to prior year, primarily due to higher sustaining capital spend as well as slightly higher development capital spend. Development capital expenditures in 2023 primarily related to Tanami Expansion 2, Yanacocha Sulfides, Ahafo North, Cerro Negro District Expansion 1, Pamour, Cadia Block Caves, and the TS Solar Plant and Goldrush Complex at Nevada Gold Mines.
Consolidated operating cash flow from continuing operations decreased 14 percent to $2.8 billion for the full year compared to the prior year, primarily due to the impact of the Peñasquito strike and lower sales volumes at Akyem. These impacts were partially offset by income provided by the newly acquired sites and higher average realized gold, silver and copper prices.
Free Cash Flow5 decreased to $88 million for the full year compared to $1.1 billion for the prior year, primarily due to lower operating cash flow and higher capital expenditures.
Balance sheet and liquidity remained strong in 2023, ending the year with $3.0 billion of consolidated cash, with approximately $6.1 billion of total liquidity; reported net debt to adjusted EBITDA of 1.1x9.
Nevada Gold Mines (NGM)7 attributable gold production for the year was 1,170 thousand ounces, with CAS of $1,070 per ounce2 and AISC of $1,397 per ounce2.
Pueblo Viejo (PV)8 attributable gold production was 224 thousand ounces for the year. Cash distributions received from the Company's equity method investment in Pueblo Viejo were $106 million for the year. Capital contributions of $97 million for the year were made related to the expansion project at Pueblo Viejo.

1 Attributable gold production includes 61 thousand ounces for the fourth quarter of 2023, 52 thousand ounces for the third quarter of 2023, 65 thousand ounces for the fourth quarter of 2022, 224 thousand ounces for the year ended December 31, 2023 and 285 thousand ounces for the year ended December 31, 2022 from the Company's equity method investment in Pueblo Viejo (40%).
2 Non-GAAP measure. See end of this release for reconciliation to Costs applicable to sales.
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3 Non-GAAP measure. See end of this release for reconciliation to Net income (loss) attributable to Newmont stockholders.
4 Capital expenditures refers to Additions to property plant and mine development from the Consolidated Statements of Cash Flows.
5 Non-GAAP measure. See end of this release for reconciliation to Net cash provided by operating activities.
6 Newmont has a 38.5% interest in Nevada Gold Mines in the U.S., which is accounted for using the proportionate consolidation method.
7 Newmont has a 40% interest in Pueblo Viejo, which is accounted for as an equity method investment.
8 Newmont has a 32% interest in Lundin Gold, who wholly owns and operates the Fruta del Norte mine, which is accounted for on a quarterly-lag as an equity method investment.
9 Non-GAAP measure. See end of this release for reconciliation.
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Disciplined Reinvestment into Key Near-Term Projects
Newmont’s project pipeline supports stable production with improving margins and mine life1. Newmont's 2024 outlook includes current development capital costs and production related to Tanami Expansion 2, Ahafo North, Cadia Block Caves and Cerro Negro District Expansion 1.
•Ahafo North (Ghana) expands our existing footprint in Ghana with four open pit mines and a stand-alone mill located approximately 30 kilometers from the Company’s Ahafo South operations. The project is expected to add between 275,000 and 325,000 ounces per year with all-in sustaining costs of $800 to $900 per ounce for the first five full years of production (2026 - 2030). Ahafo North is the best unmined gold deposit in West Africa with approximately 4.1 million ounces of Reserves and 1.3 million ounces of Measured, Indicated and Inferred Resources2 and significant upside potential to extend beyond Ahafo North’s current 13-year mine life. Commercial production for the project is expected in the second half of 2025. Total capital costs are estimated to be between $950 and $1,050 million. Development costs (excluding capitalized interest) since approval were $375 million, of which $163 million related to 2023.
•Cadia Block Caves (Australia) includes two existing panel caves to recover approximately 5.9 million ounces of Gold Reserves as well as 1.3 million tonnes of Copper Reserves. First ore has been delivered from the first panel cave (PC2-3), and development is underway at the second panel cave (PC1-2). The newly-acquired project is currently under review, and a more fulsome update on the anticipated metrics is expected to be provided in the second half of 2024. Development capital costs (excluding capitalized interest) since approval were $36 million, of which all related to 2023.
•Cerro Negro District Expansion 1 (Argentina) includes the simultaneous development of the Marianas and Eastern districts to extend the mine life of Cerro Negro beyond 2030. The project is expected to improve production and provides a platform for further exploration and future growth through additional expansions. Development capital costs for the project are estimated to be between $350 and $450 million. In the third quarter of 2023, Newmont declared commercial production for San Marcos, the first of six ore bodies associated with the expansion project.
•Tanami Expansion 2 (Australia) secures Tanami’s future as a long-life, low-cost producer by extending mine life beyond 2040 through the addition of a 1,460 meter hoisting shaft and supporting infrastructure to process 3.3 million tonnes per year and provide a platform for future growth. The expansion is expected to increase average annual gold production by approximately 150,000 to 200,000 ounces per year for the first five years and reduce operating costs by approximately 30 percent, bringing average all-in sustaining costs to $900 to $1,000 per ounce for Tanami (2028 - 2032). As a result of the identification of required overbreak and underbreak remediation, commercial production for the project is now expected in the second half of 2027. Total capital costs are now estimated to be between $1.7 and $1.8 billion, incorporating the required remediation work. Development costs (excluding capitalized interest) since approval were $752 million, of which $253 million related to 2023.

1 Project estimates remain subject to change based upon uncertainties, including future market conditions, macroeconomic and geopolitical conditions, changes in interest rates, inflation, commodities and raw materials prices, supply chain disruptions, labor markets, engineering and mine plan assumptions, future funding decisions, consideration of strategic capital allocation and other factors, which may impact estimated capital expenditures, AISC and timing of projects. See end of this release for cautionary statement regarding forward-looking statements.
2 Total resources presented for Ahafo North includes Measured and Indicated resources of 1 million gold ounces and Inferred resources of 300 thousand gold ounces. See cautionary statement at the end of this release.
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2024 Outlook Underpinned by Optimized Tier 1 Portfolio
Based on a comprehensive review undertaken following the Newcrest acquisition, Newmont’s Board of Directors and senior leadership team have identified the Tier 1 Portfolio which is expected to generate the most value over the long-term. Newmont’s go-forward portfolio is focused on Tier 1 assets, consisting of (1) six managed Tier 1 assets (Boddington, Tanami, Cadia, Lihir, Peñasquito and Ahafo), (2) assets owned through two non-managed joint ventures at Nevada Gold Mines and Pueblo Viejo, including four Tier 1 assets (Carlin, Cortez, Turquoise Ridge and Pueblo Viejo), (3) three emerging Tier 1 assets (Merian, Cerro Negro and Yanacocha), which do not currently meet the criteria for Tier 1 Asset, and (4) an emerging Tier 1 district in the Golden Triangle in British Columbia (Red Chris and Brucejack), which does not currently meet the criteria for Tier 1 Asset. Newmont’s Tier 1 portfolio also includes attributable production from the Company’s equity interest in Lundin Gold (Fruta del Norte). Tier 1 Portfolio cost and capital metrics include the proportional share of the Company’s interest in the Nevada Gold Mines Joint Venture. As part of Newmont’s portfolio optimization, the company is seeking to divest six non-core assets: Akyem, CC&V, Éléonore, Porcupine, Musselwhite, and Telfer. In addition, Newmont expects to divest the Coffee project in Canada and the Havieron project in Australia.

PRODUCTION AND COST OUTLOOK

Guidance Metric	2024E
Attributable Gold Production (Koz)
Managed Tier 1 Portfolio	4,100
Non-Managed Tier 1 Portfolio	1,530
Total Tier 1 Portfolio	5,630
Non-Core Assets	1,300
Total Newmont Attributable Gold Production (Koz)	6,930
Attributable Gold CAS ($/oz)
Managed Tier 1 Portfolio	980
Non-Managed Tier 1 Portfolio	1,130
Total Tier 1 Portfolio	1,000
Non-Core Assets	1,400
Total Newmont Gold CAS ($/oz)*	1,050
Attributable Gold AISC ($/oz)
Managed Tier 1 Portfolio	1,250
Non-Managed Tier 1 Portfolio	1,440
Total Tier 1 Portfolio	1,300
Non-Core Assets	1,750
Total Newmont Gold AISC ($/oz)*	1,400
*Consolidated basis
Newmont's 2024 outlook is supported by steady production from Newmont's managed Tier 1 and Emerging Tier 1 assets, and is further enhanced by the Company’s ownership in the Nevada Gold Mines and Pueblo Viejo joint ventures. These assets form the core of Newmont's 2024 attributable production outlook for the Tier 1 Portfolio of approximately 5.6 million ounces. Total Newmont gold production is expected to be 6.9 million ounces, incorporating the incremental 1.3 million ounces from the six non-core assets.
Costs in 2024 are expected to remain in line with 2023, with CAS of approximately of $1,000 per ounce for the Tier 1 Portfolio. AISC for the Tier 1 Portfolio is expected to be approximately $1,300 per ounce in 2024, incorporating higher sustaining capital spend compared to the prior year.

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2024 GOLD PRODUCTION SEASONALITY OUTLOOK

H1 2024E	H2 2024E
47%	53%
Gold production for 2024 is expected to be approximately 47% weighted to the first half of the year. The increase in production in the second half of the year is expected to be driven by Ahafo and Tanami as well as the non-managed Nevada Gold Mines and Pueblo Viejo operations.
CO-PRODUCT PRODUCTION AND COST OUTLOOK

Guidance Metric	2024E
Copper ($8,818/tonne price assumption)*
Copper Production - Tier 1 Portfolio (ktonne)	144
Copper Production - Non-Core Assets (ktonne)	8
Total Newmont Copper Production (ktonne)	152
Copper CAS - Tier 1 Portfolio ($/tonne)	$5,050
Copper CAS - Non-Core Assets ($/tonne)	$11,050
Total Newmont Copper CAS ($/tonne)**	$5,530
Copper AISC - Tier 1 Portfolio ($/tonne)	$7,650
Copper AISC - Non-Core Assets ($/tonne)	$12,540
Total Newmont Copper AISC ($/tonne)**	$7,380
Silver ($23.00/oz price assumption)
Silver Production (Moz)	34
Silver CAS ($/oz)**	$11.00
Silver AISC ($/oz)**	$15.40
Lead ($2,205/tonne price assumption)*
Lead Production (ktonne)	95
Lead CAS ($/tonne)**	$1,220
Lead AISC ($/tonne)**	$1,570
Zinc ($2,976/tonne price assumption)*
Zinc Production (ktonne)	245
Zinc CAS ($/tonne)**	$1,550
Zinc AISC ($/tonne)**	$2,300
*Co-product metal pricing assumptions in imperial units equate to Copper ($4.00/lb.), Lead ($1.00/lb.) and Zinc ($1.35/lb.).
**Consolidated basis
In 2024, the addition of Cadia and Red Chris from the acquisition of Newcrest is expected to increase Newmont's Tier 1 Portfolio copper production. This will be partially offset by lower copper production expected from Boddington as the site progresses laybacks in 2024. In addition, Peñasquito is expected to deliver higher co-product production due to higher silver, lead and zinc content from the Chile Colorado pit.

Refer to the 2024 Production and Cost Outlook by Site below for additional details.
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CAPITAL OUTLOOK

Guidance Metric	2024E
Sustaining Capital ($M)
Managed Tier 1 Portfolio	1,210
Non-Managed Tier 1 Portfolio	290
Total Tier 1 Portfolio	1,500
Non-Core Assets	300
Total Newmont Sustaining Capital*	1,800
Development Capital ($M)
Managed Tier 1 Portfolio	1,070
Non-Managed Tier 1 Portfolio	130
Total Tier 1 Portfolio	1,200
Non-Core Assets	100
Total Newmont Development Capital*	1,300
*Sustaining capital is presented on an attributable basis; Capital outlook excludes amounts attributable to the Pueblo Viejo joint venture
Sustaining capital is expected to be approximately $1.5 billion in 2024 for the Tier 1 Portfolio, covering key tailings management, water and infrastructure projects, equipment and ongoing mine development. Total Newmont sustaining capital is expected to be approximately $1.8 billion in 2024, incorporating incremental spend at the six non-core assets.
Development capital is expected to be approximately $1.2 billion in 2024 for the Tier 1 Portfolio, as the Company focuses on disciplined reinvestment in its most profitable near-term projects. 2024 outlook primarily includes spend for Tanami Expansion 2 in Australia, Ahafo North in Ghana, Cadia Block Caves in Australia and Cerro Negro District Expansion 1 in Argentina. In addition, development capital outlook includes spend related to the Company’s ownership interest in Nevada Gold Mines including Goldrush. Total Newmont development capital is expected to be approximately $1.3 billion in 2024, incorporating incremental spend for the Pamour project at Porcupine.
Development capital estimates exclude contributions to support Newmont’s 40% interest in the Pueblo Viejo expansion, which is accounted for as an equity method investment.
EXPLORATION AND ADVANCED PROJECTS OUTLOOK

Guidance Metric	2024E
Exploration & Advanced Projects ($M)	$450
In 2024, investment in exploration and advanced projects is expected to decrease to approximately $450 million as Newmont focuses primarily on extending mine life at existing operations and continuing to build reserves. Newmont expects to invest approximately $300 million dollars in exploration expense to progress organic growth around existing operations and brownfields and greenfields exploration projects, including Apensu and Subika Underground (Ahafo South), East Ridge (Red Chris) and Oberon (Tanami). In addition, Newmont expects to invest approximately $150 million in advanced projects spend associated with advancing studies on its robust pipeline of projects, including Galore Creek.
CONSOLIDATED EXPENSE OUTLOOK

Guidance Metric	2024E
General & Administrative ($M)	$300
Interest Expense ($M)	$365
Depreciation & Amortization ($M)	$2,850
Adjusted Tax Rate [a,b]	34%
a The adjusted tax rate excludes certain items such as tax valuation allowance adjustments.
b Assuming average prices of $1,900 per ounce for gold, $4.00 per pound for copper, $23.00 per ounce for silver, $1.00 per pound for lead, and $1.35 per pound for zinc and achievement of current production, sales and cost estimates, we estimate our consolidated adjusted effective tax rate related to continuing operations for 2024 will be 34%.
NEWMONT FULL YEAR AND FOURTH QUARTER 2023 RESULTS & 2024 GUIDANCE | NEWS RELEASE     9

The 2024 outlook for general and administrative costs is expected to increase slightly to $300 million as Newmont continues integration work after the Newcrest transaction. Interest expense is expected to increase to approximately $365 million due to the debt assumed from the Newcrest transaction. Depreciation and amortization is expected to increase to approximately $2.9 billion for the combined portfolio. The adjusted tax rate is expected to remain stable at approximately 34 percent using a $1,900 per ounce gold price assumption.
ASSUMPTIONS AND SENSITIVITIES

	Assumption	Change (-/+)	Revenue and Cost Impact ($M)**
			Tier 1 Portfolio	Total Newmont
Gold ($/oz)	$1,900	$100	$550	$675
Australian Dollar	$0.70	$0.05	$150	$190
Canadian Dollar	$0.75	$0.05	$40	$100
Oil ($/bbl)	$90	$10	$60	$80
Copper ($/tonne)*	$8,818	$550	$80	$90
Silver ($/oz)	$23.00	$1.00	$35	$35
Lead ($/tonne)*	$2,205	$220	$20	$20
Zinc ($/tonne)~~*~~	$2,976	$220	$55	$55
*Co-product metal pricing assumptions in imperial units equate to Copper ($4.00/lb.), Lead ($1.00/lb.) and Zinc ($1.35/lb.).
** Impacts are presented on a pretax basis.

Assuming a 34 percent incremental tax rate, an $100 per ounce increase in gold price would deliver an expected $675 million improvement in revenue. Included within the sensitivity is a royalty and production tax impact of $5 per ounce for every $100 per ounce change in gold price.
NEWMONT FULL YEAR AND FOURTH QUARTER 2023 RESULTS & 2024 GUIDANCE | NEWS RELEASE     10

2024 Production and Cost Outlook by Site

Managed Tier 1 Portfolio
Boddington

2024E	Production	CAS ($/unit)	AISC ($/unit)
Gold (Koz)	575	$1,150	$1,420
Copper (ktonne)	37	$6,020	$7,600
Gold production at Boddington is expected to decrease in 2024 due to lower grade ore as the site progresses the current laybacks in the North and South pits, positioning the site to increase production in 2026 and beyond. Copper production will also be impacted in 2024 due to lower grade as a result of the increased stripping.
Gold and copper unit costs at Boddington are expected to increase in 2024 due to lower production volumes.
Tanami

2024E	Production (Koz)	CAS ($/oz)	AISC ($/oz)
Gold	400	$900	$1,430
Tanami production is expected to decrease in 2024 due to lower grade from deeper in the underground mine as the site continues to progress the Tanami Expansion 2 project.

Tanami unit costs are expected to be impacted by lower production volumes and higher direct costs. In addition, AISC is expected to increase due to higher sustaining capital spend.
Cadia

2024E	Production	CAS ($/unit)	AISC ($/unit)
Gold (Koz)	370	$620	$1,150
Copper (ktonne)	80	$3,600	$6,580
Cadia was acquired on November 6, 2023 through the Newcrest transaction. In 2024, the site is focused on integration, safe operations and Full Potential initiatives to deliver synergies. Underground development continues on the next block caves in the mine plan, along with a tailings expansion to set up the next decade of ore feed.
Lihir

2024E	Production (Koz)	CAS ($/oz)	AISC ($/oz)
Gold	630	1,050	1,270
Lihir was acquired on November 6, 2023 through the Newcrest transaction. In 2024, the site is well-positioned to deliver Full Potential synergies and progress waste stripping to access high-grade material from the Kapit orebody.
Ahafo

2024E	Production (Koz)	CAS ($/oz)	AISC ($/oz)
Gold	725	$860	$1,060
Ahafo production is expected to increase in 2024 due to higher open pit grade and strong underground mining rates at Subika. The site remains on track to reach full processing rates by the end of the second quarter of 2024 after the planned delivery of the replacement girth gear.
Ahafo unit costs are expected to improve in 2024 due to higher production volumes.
NEWMONT FULL YEAR AND FOURTH QUARTER 2023 RESULTS & 2024 GUIDANCE | NEWS RELEASE     11

Peñasquito

2024E	Production	CAS ($/unit)	AISC ($/unit)
Gold (Koz)	250	$780	1,030
Silver (Moz)	34	$11.00	$15.40
Lead (ktonne)	95	$1,220	$1,570
Zinc (ktonne)	245	$1,550	$2,300
Gold production at Peñasquito is expected to increase in 2024, as operations have fully ramped up following the successful resolution of the strike in October 2023. This increase is partially offset by a change in mine plan as the site continues to progress stripping in the Peñasco pit throughout 2024.
Co-product production at Peñasquito is expected to increase in 2024 due to higher silver, lead and zinc content delivered from the Chile Colorado pit as part of the planned sequence at this polymetallic mine.
Unit costs at Peñasquito are expected to improve due to higher production volumes for all metals from a full year of operations.
Cerro Negro

2024E	Production (Koz)	CAS ($/oz)	AISC ($/oz)
Gold	290	$860	$1,110
Cerro Negro production is expected to increase in 2024 due to higher grade ore and throughput as the site benefits from the continued Cerro Negro Expansion project.
Cerro Negro unit costs are expected to improve due to higher production volumes and lower direct costs. In addition, AISC is expected to benefit from lower sustaining capital spend.
Yanacocha

2024E	Production (Koz)	CAS ($/oz)	AISC ($/oz)
Gold	290	$1,180	$1,370
Yanacocha continues to deliver leach-only production, with increased production expected in 2024 due to higher leach recoveries from the use of injection leaching.
Yanacocha unit costs are expected to be higher in 2024 due to higher direct costs and unfavorable inventory changes, with AISC also expected to be impacted by higher advanced projects spend.
Merian

2024E	Production (Koz)	CAS ($/oz)	AISC ($/oz)
Gold	220	$1,280	$1,570
Merian is expected to deliver lower production in 2024 due to lower mill head grade and throughput.
Merian unit costs are expected to be impacted by lower production volumes due to planned mine sequencing.
Brucejack

2024E	Production (Koz)	CAS ($/oz)	AISC ($/oz)
Gold	310	$1,130	$1,370
Brucejack was acquired on November 6, 2023 through the Newcrest transaction. Following a tragic fatality on December 20, 2023, Newmont suspended mining operations at the site to conduct a full investigation into the incident. The site ramped up to full operations by the end of January 2024. In 2024, the site is focused on the integration and implementation of Newmont's Fatality Risk Management program which are designed to ensure safe operations, as well as Newmont's Full Potential program to deliver synergies.
NEWMONT FULL YEAR AND FOURTH QUARTER 2023 RESULTS & 2024 GUIDANCE | NEWS RELEASE     12

Red Chris

2024E	Production	CAS ($/unit)	AISC ($/unit)
Gold (Koz)	40	$1,120	$1,530
Copper (ktonne)	27	$6,440	$9,570
Red Chris was acquired on November 6, 2023 through the Newcrest transaction. In 2024, the site is focused on safe and efficient gold and copper production and embedding Full Potential initiatives to optimize the current operation.

Non-Managed Tier 1 Portfolio
Nevada Gold Mines (NGM)

2024E	Production (Koz)	CAS ($/oz)	AISC ($/oz)
Gold	1,080	$1,130	$1,440
Production, CAS and AISC for the Company’s 38.5 percent ownership interest in NGM as provided by Barrick Gold Corporation.
Pueblo Viejo

2024E	Production (Koz)
Gold	300
Attributable production reflects Newmont’s 40 percent interest in Pueblo Viejo, which is accounted for as an equity method investment.
Fruta Del Norte

2024E	Production (Koz)
Gold	150
Attributable production reflects Newmont's 32 percent interest in Lundin Gold, who wholly owns and operates the Fruta del Norte mine, which is accounted for on a quarterly-lag as an equity method investment. As a result, results of operations will be not be reported until the first quarter of 2024.

NEWMONT FULL YEAR AND FOURTH QUARTER 2023 RESULTS & 2024 GUIDANCE | NEWS RELEASE     13

2024 Site Outlooka

2024 Outlook	Consolidated Production (Koz)	Attributable Production (Koz)	Consolidated CAS ($/oz)	Consolidated All-In Sustaining Costs [b] ($/oz)	Attributable Sustaining Capital Expenditures ($M)	Attributable Development Capital Expenditures ($M)
Managed Tier 1 Portfolio
Boddington	575	575	1,150	1,420	145	—
Tanami	400	400	900	1,430	170	340
Cadia	370	370	620	1,150	305	260
Lihir	630	630	1,050	1,270	105	—
Ahafo	725	725	860	1,060	110	—
Ahafo North	—	—	—	—	—	290
Peñasquito	250	250	780	1,030	145	—
Cerro Negro	290	290	860	1,110	50	130
Yanacocha	290	290	1,180	1,370	25	50
Merian[c]	295	220	1,280	1,570	40	—
Brucejack	310	310	1,130	1,370	50	—
Red Chris	40	40	1,120	1,530	65	—

Non-Managed Tier 1 Portfolio
Nevada Gold Mines[d]	1,080	1,080	1,130	1,440	290	130
Pueblo Viejo[e]	—	300	—	—	—	—
Fruta Del Norte[f]	—	150	—	—	—	—

Non-Core Assets
Telfer	230	230	2,180	2,470	35	—
Akyem	170	170	1,780	2,100	15	—
CC&V	170	170	1,270	1,610	25	—
Porcupine	270	270	1,090	1,510	75	100
Éléonore	270	270	1,080	1,500	75	—
Musselwhite	190	190	1,060	1,620	75	—

Co-Product Production
Boddington - Copper (ktonne)	37	37	6,020	7,600	—	—
Cadia - Copper (ktonne)	80	80	3,600	6,580	—	—
Peñasquito - Silver (Moz)	34	34	11.00	15.40	—	—
Peñasquito - Lead (ktonne)	95	95	1,220	1,570	—	—
Peñasquito - Zinc (ktonne)	245	245	1,550	2,300	—	—
Red Chris - Copper (ktonne)	27	27	6,440	9,570	—	—
Telfer - Copper (ktonne)	8	8	11,050	12,540	—	—
a 2024 outlook projections are considered forward-looking statements and represent management’s good faith estimates or expectations of future production results as of February 22, 2024. Outlook is based upon certain assumptions, including, but not limited to, metal prices, oil prices, certain exchange rates and other assumptions. For example, 2024 Outlook assumes $1,900/oz Au, $8,818/tonne Cu, $23.00/oz Ag, $2,976/tonne Zn, $2,205/tonne Pb, $0.70 AUD/USD exchange rate, $0.75 CAD/USD exchange rate and $90/barrel WTI. Production, CAS, AISC and capital estimates exclude projects that have not yet been approved, except for Cerro Negro District Expansion 1 which is included in Outlook. The potential impact on inventory valuation as a result of lower prices, input costs, and project decisions are not included as part of this Outlook. Assumptions used for purposes of Outlook may prove to be incorrect and actual results may differ from those anticipated, including variation beyond a +/-5% range. Outlook cannot be guaranteed. As such, investors are cautioned not to place undue reliance upon Outlook and forward-looking statements as there can be no assurance that the plans, assumptions or expectations upon which they are placed will occur. Amounts may not recalculate to totals due to rounding. See cautionary at the end of this release.
b All-in sustaining costs (AISC) as used in the Company’s Outlook is a non-GAAP metric; see below for further information and reconciliation to consolidated 2024 CAS outlook.
c Consolidated production for Merian is presented on a total production basis for the mine site; attributable production represents a 75% interest for Merian.
d Represents the ownership interest in the Nevada Gold Mines (NGM) joint venture. NGM is owned 38.5% by Newmont and owned 61.5% and operated by Barrick. The Company accounts for its interest in NGM using the proportionate consolidation method, thereby recognizing its pro-rata share of the assets, liabilities and operations of NGM.
e Attributable production includes Newmont’s 40% interest in Pueblo Viejo, which is accounted for as an equity method investment.
f Attributable production includes Newmont’s 32% interest in Lundin Gold, who wholly owns and operates the Fruta del Norte mine, which is accounted for as an equity method investment on a quarterly-lag.
NEWMONT FULL YEAR AND FOURTH QUARTER 2023 RESULTS & 2024 GUIDANCE | NEWS RELEASE     14

	Three Months Ended December 31,			Year Ended December 31,
Operating Results	2023	2022	% Change	2023	2022	% Change
Attributable Sales (koz)
Attributable gold ounces sold (1)	1,726	1,581	9%	5,340	5,696	(6)%
Attributable gold equivalent ounces sold	321	311	3%	896	1,275	(30)%

Average Realized Price ($/oz, $/lb)
Average realized gold price	$2,004	$1,758	14%	$1,954	$1,792	9%
Average realized copper price	$3.69	$4.12	(10)%	$3.71	$3.69	1%
Average realized silver price	$19.45	$20.42	(5)%	$19.97	$18.45	8%
Average realized lead price	$0.90	$0.87	3%	$0.90	$0.91	(1)%
Average realized zinc price	$3.71	$1.12	231%	$0.96	$1.34	(28)%

Attributable Production (koz)
CC&V	38	57	(33)%	172	182	(5)%
Musselwhite	50	58	(14)%	180	173	4%
Porcupine	70	79	(11)%	260	280	(7)%
Éléonore	68	67	1%	232	215	8%
Red Chris	5	—	—%	5	—	—%
Brucejack	29	—	—%	29	—	—%
Peñasquito	20	126	(84)%	143	566	(75)%
Merian (75%)	78	90	(13)%	242	302	(20)%
Cerro Negro	83	69	20%	269	278	(3)%
Yanacocha (2)	68	58	17%	276	230	20%
Boddington	156	209	(25)%	745	798	(7)%
Tanami	136	129	5%	448	484	(7)%
Cadia	97	—	—%	97	—	—%
Telfer	43	—	—%	43	—	—%
Lihir	134	—	—%	134	—	—%
Ahafo	183	177	3%	581	574	1%
Akyem	100	122	(18)%	295	420	(30)%
NGM	322	324	(1)%	1,170	1,169	—%
Total Gold (excluding equity method investments)	1,680	1,565	7%	5,321	5,671	(6)%
Pueblo Viejo (40%) (3)	61	65	(6)%	224	285	(21)%
Fruta Del Norte (32%) (4)	—	—	—%	—	—	—%
Total Gold Attributable Production	1,741	1,630	7%	5,545	5,956	(7)%

Red Chris	20	—	—%	20	—	—%
Peñasquito	116	229	(49)%	529	1,048	(50)%
Boddington	56	67	(16)%	245	227	8%
Cadia	90	—	—%	90	—	—%
Telfer	7	—	—%	7	—	—%
Total GEO Attributable Production	289	296	(2)%	891	1,275	(30)%

CAS Consolidated ($/oz, $/GEO)
CC&V	$1,122	$1,390	(19)%	$1,156	$1,302	(11)%
Musselwhite	$1,068	$892	20%	$1,186	$1,135	4%
Porcupine	$1,186	$918	29%	$1,167	$1,004	16%
Éléonore	$1,224	$1,050	17%	$1,263	$1,228	3%
Red Chris	$905	$—	—%	$905	$—	—%
Brucejack	$1,898	$—	—%	$1,898	$—	—%
Peñasquito	$1,306	$722	81%	$1,219	$771	58%
Merian (75%)	$1,155	$837	38%	$1,207	$915	32%
Cerro Negro	$1,132	$1,067	6%	$1,257	$1,007	25%
Yanacocha (2)	$975	$1,639	(41)%	$1,069	$1,254	(15)%
Boddington	$941	$816	15%	$847	$802	6%
Tanami	$702	$768	(9)%	$759	$675	12%
Cadia	$1,079	$—	—%	$1,079	$—	—%
Telfer	$1,882	$—	—%	$1,882	$—	—%
Lihir	$1,117	$—	—%	$1,117	$—	—%
Ahafo	$924	$1,002	(8)%	$947	$990	(4)%
Akyem	$877	$977	(10)%	$931	$804	16%
NGM	$1,125	$934	20%	$1,070	$989	8%
Total Gold CAS (5)	$1,086	$940	16%	$1,050	$933	13%
Total Gold CAS (by-product) (5)	$1,060	$876	21%	$1,011	$855	18%

Red Chris	$1,020	$—	—%	$1,020	$—	—%
Peñasquito	$1,602	$866	85%	$1,283	$828	55%
Boddington	$944	$823	15%	$830	$782	6%
Cadia	$1,017	$—	—%	$1,017	$—	—%
Telfer	$1,703	$—	—%	$1,703	$—	—%
Total GEO CAS	$1,254	$857	46%	$1,127	$819	38%

NEWMONT FULL YEAR AND FOURTH QUARTER 2023 RESULTS | NEWS RELEASE     15

AISC Consolidated ($/oz, $/GEO)
CC&V	$1,793	$1,783	1%	$1,644	$1,697	(3)%
Musselwhite	$1,771	$1,355	31%	$1,843	$1,531	20%
Porcupine	$1,665	$1,188	40%	$1,577	$1,248	26%
Éléonore	$1,796	$1,426	26%	$1,838	$1,599	15%
Red Chris	$1,439	$—	—%	$1,439	$—	—%
Brucejack	$2,646	$—	—%	$2,646	$—	—%
Peñasquito	$1,659	$884	88%	$1,587	$968	64%
Merian (75%)	$1,454	$1,043	39%	$1,541	$1,105	39%
Cerro Negro	$1,412	$1,300	9%	$1,509	$1,262	20%
Yanacocha (2)	$1,198	$1,833	(35)%	$1,266	$1,477	(14)%
Boddington	$1,172	$922	27%	$1,067	$921	16%
Tanami	$1,046	$1,044	—%	$1,060	$960	10%
Cadia	$1,271	$—	—%	$1,271	$—	—%
Telfer	$1,988	$—	—%	$1,988	$—	—%
Lihir	$1,517	$—	—%	$1,517	$—	—%
Ahafo	$1,114	$1,202	(7)%	$1,222	$1,178	4%
Akyem	$1,110	$1,157	(4)%	$1,210	$972	24%
Nevada Gold Mines	$1,482	$1,186	25%	$1,397	$1,220	15%
Total Gold AISC (5)	$1,485	$1,215	22%	$1,444	$1,211	19%
Total Gold AISC (by-product) (5)	$1,540	$1,211	27%	$1,480	$1,198	24%

Red Chris	$1,660	$—	—%	$1,660	$—	—%
Peñasquito	$2,084	$1,181	76%	$1,752	$1,112	58%
Boddington	$1,181	$954	24%	$1,067	$894	19%
Cadia	$1,342	$—	—%	$1,342	$—	—%
Telfer	$2,580	$—	—%	$2,580	$—	—%
Total GEO AISC (5)	$1,697	$1,166	46%	$1,577	$1,114	42%
(1)Attributable gold ounces sold excludes ounces related to the Pueblo Viejo mine, which is 40% owned by Newmont and accounted for as an equity method investment, and the Fruta del Norte mine, which is wholly owned by Lundin Gold whom the Company holds a 32% interest and is accounted for as an equity method investment.
(2)The Company recognized amounts attributable to noncontrolling interest for Yanacocha during the period prior to acquiring Sumitomo Corporation's 5% interest in the second quarter of 2022.
(3)Represents attributable gold from Pueblo Viejo, which is accounted for as an equity method investment. Attributable gold ounces produced at Pueblo Viejo are not included in attributable gold ounces sold, as noted in footnote (1). Income and expenses of equity method investments are included in Equity income (loss) of affiliates.
(4)Represents attributable gold from Newmont's 32% interest in Lundin Gold, who wholly owns and operates the Fruta del Norte mine, which is accounted for on a quarterly-lag as an equity method investment. As a result, results of operations will be not be reported until the first quarter of 2024.
(5)Non-GAAP measure. See end of this release for reconciliation.
NEWMONT FULL YEAR AND FOURTH QUARTER 2023 RESULTS & 2024 GUIDANCE | NEWS RELEASE     16

NEWMONT CORPORATION
CONSOLIDATED STATEMENTS OF OPERATIONS

	Three Months Ended December 31,		Year Ended December 31,
	2023	2022	2023	2022
	(in millions, except per share)
Sales	$3,957	$3,200	$11,812	$11,915

Costs and expenses
Costs applicable to sales (1)	2,303	1,780	6,699	6,468
Depreciation and amortization	624	571	2,051	2,185
Reclamation and remediation	1,235	758	1,533	921
Exploration	73	62	265	231
Advanced projects, research and development	68	60	200	229
General and administrative	84	66	299	276
Impairment charges	1,881	1,317	1,891	1,320
Other expense, net	441	17	517	82
	6,709	4,631	13,455	11,712
Other income (expense):
Other income (loss), net	(210)	101	(86)	(27)
Interest expense, net of capitalized interest of $29, $21, $89, and $69, respectively	(80)	(53)	(242)	(227)
	(290)	48	(328)	(254)
Income (loss) before income and mining tax and other items	(3,042)	(1,383)	(1,971)	(51)
Income and mining tax benefit (expense)	(117)	(112)	(566)	(455)
Equity income (loss) of affiliates	19	26	63	107
Net income (loss) from continuing operations	(3,140)	(1,469)	(2,474)	(399)
Net income (loss) from discontinued operations	11	11	26	30
Net income (loss)	(3,129)	(1,458)	(2,448)	(369)
Net loss (income) attributable to noncontrolling interests	(10)	(19)	(27)	(60)
Net income (loss) attributable to Newmont stockholders	$(3,139)	$(1,477)	$(2,475)	$(429)

Net income (loss) attributable to Newmont stockholders:
Continuing operations	$(3,150)	$(1,488)	$(2,501)	$(459)
Discontinued operations	11	11	26	30
	$(3,139)	$(1,477)	$(2,475)	$(429)

Weighted average common shares (millions):
Basic	978	794	841	794
Effect of employee stock-based awards	1	1	—	1
Diluted	979	795	841	795

Net income (loss) per common share
Basic:
Continuing operations	$(3.22)	$(1.87)	$(2.97)	$(0.58)
Discontinued operations	0.01	0.01	0.03	0.04
	$(3.21)	$(1.86)	$(2.94)	$(0.54)
Diluted: (2)
Continuing operations	$(3.22)	$(1.87)	$(2.97)	$(0.58)
Discontinued operations	0.01	0.01	0.03	0.04
	$(3.21)	$(1.86)	$(2.94)	$(0.54)
(1)Excludes Depreciation and amortization and Reclamation and remediation.
(2)For the years and quarters ended December 31, 2023 and 2022, potentially dilutive shares were excluded in the computation of diluted loss per common share attributable to Newmont stockholders as they were antidilutive.
NEWMONT FULL YEAR AND FOURTH QUARTER 2023 RESULTS & 2024 GUIDANCE | NEWS RELEASE     17

NEWMONT CORPORATION
CONSOLIDATED BALANCE SHEETS

	At December 31, 2023	At December 31, 2022
	(in millions)
ASSETS
Cash and cash equivalents	$3,002	$2,877
Time deposits and other investments	23	880
Trade receivables	734	366
Inventories	1,663	979
Stockpiles and ore on leach pads	979	774
Other receivables	493	324
Derivative assets	198	12
Other current assets	411	303
Current assets	7,503	6,515
Property, plant and mine development, net	37,620	24,073
Investments	4,143	3,278
Stockpiles and ore on leach pads	1,935	1,716
Deferred income tax assets	271	173
Goodwill	3,001	1,971
Derivative assets	444	196
Other non-current assets	640	560
Total assets	$55,557	$38,482

LIABILITIES
Accounts payable	$960	$633
Employee-related benefits	551	399
Income and mining taxes	88	199
Lease and other financing obligations	114	96
Debt	1,923	—
Other current liabilities	2,362	1,599
Current liabilities	5,998	2,926
Debt	6,951	5,571
Lease and other financing obligations	448	465
Reclamation and remediation liabilities	8,167	6,578
Deferred income tax liabilities	3,030	1,809
Employee-related benefits	643	342
Silver streaming agreement	779	828
Other non-current liabilities	316	430
Total liabilities	26,332	18,949

Commitments and contingencies

EQUITY
Common stock - $1.60 par value;	1,854	1,279
Authorized - 2,550 million and 1,280 million shares, respectively
Outstanding shares - 1,152 million and 793 million shares, respectively
Treasury stock - 7 million and 6 million shares, respectively	(264)	(239)
Additional paid-in capital	30,419	17,369
Accumulated other comprehensive income (loss)	14	29
(Accumulated deficit) Retained earnings	(2,976)	916
Newmont stockholders' equity	29,047	19,354
Noncontrolling interests	178	179
Total equity	29,225	19,533
Total liabilities and equity	$55,557	$38,482

NEWMONT FULL YEAR AND FOURTH QUARTER 2023 RESULTS & 2024 GUIDANCE | NEWS RELEASE     18

NEWMONT CORPORATION
CONSOLIDATED STATEMENTS OF CASH FLOWS

	Three Months Ended December 31,		Year Ended December 31,
	2023	2022	2023	2022
	(in millions)
Operating activities:
Net income (loss)	$(3,129)	$(1,458)	$(2,448)	$(369)
Adjustments:
Depreciation and amortization	624	571	2,051	2,185
Impairment charges	1,891	1,317	1,891	1,320
Net loss (income) from discontinued operations	(11)	(11)	(26)	(30)
Reclamation and remediation	1,219	743	1,506	892
Gain on asset and investment sales, net	231	(61)	197	(35)
Deferred income taxes	(61)	(133)	(64)	(278)
Stock-based compensation	22	16	80	73
Change in fair value of investments	5	(45)	47	46
Charges from pension settlement	9	7	9	137
Other non-cash adjustments	(13)	93	24	98
Net change in operating assets and liabilities	(171)	(29)	(513)	(841)
Net cash provided by (used in) operating activities of continuing operations	616	1,010	2,754	3,198
Net cash provided by (used in) operating activities of discontinued operations	—	—	9	22
Net cash provided by (used in) operating activities	616	1,010	2,763	3,220

Investing activities:
Additions to property, plant and mine development	(920)	(646)	(2,666)	(2,131)
Maturities of investments	8	93	1,363	93
Acquisitions, net (1)	668	—	668	(15)
Purchases of investments	(6)	(275)	(551)	(940)
Proceeds from sales of investments	15	127	234	171
Contributions to equity method investees	(18)	(42)	(108)	(194)
Return of investment from equity method investees	6	10	36	62
Proceeds from sales of mining operations and other assets, net	—	3	—	16
Other	(2)	4	22	(45)
Net cash provided by (used in) investing activities	(249)	(726)	(1,002)	(2,983)

Financing activities:
Dividends paid to common stockholders	(461)	(436)	(1,415)	(1,746)
Distributions to noncontrolling interests	(43)	(51)	(150)	(191)
Funding from noncontrolling interests	31	28	138	117
Payments on lease and other financing obligations	(19)	(16)	(67)	(66)
Payments for Norte Abierto deferred payment obligation	(55)	(2)	(64)	(8)
Payments for withholding of employee taxes related to stock-based compensation	(1)	(1)	(25)	(39)
Acquisition of noncontrolling interests	—	—	—	(348)
Repayment of debt	—	—	—	(89)
Other	10	(1)	(20)	14
Net cash provided by (used in) financing activities	(538)	(479)	(1,603)	(2,356)
Effect of exchange rate changes on cash, cash equivalents and restricted cash	7	(1)	(2)	(30)
Net change in cash, cash equivalents and restricted cash	(164)	(196)	156	(2,149)
Cash, cash equivalents and restricted cash at beginning of period	3,264	3,140	2,944	5,093
Cash, cash equivalents and restricted cash at end of period	$3,100	$2,944	$3,100	$2,944
Reconciliation of cash, cash equivalents and restricted cash:
Cash and cash equivalents	$3,002	$2,877	$3,002	$2,877
Restricted cash included in Other current assets	11	1	11	1
Restricted cash included in Other non-current assets	87	66	87	66
Total cash, cash equivalents and restricted cash	$3,100	$2,944	$3,100	$2,944
(1)     Acquisitions, net is primarily related to the cash acquired in the Newcrest transaction for the year and quarter ended December 31, 2023.
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Non-GAAP Financial Measures
Non-GAAP financial measures are intended to provide additional information only and do not have any standard meaning prescribed by GAAP. These measures should not be considered in isolation or as a substitute for measures of performance prepared in accordance with GAAP. Unless otherwise noted, we present the Non-GAAP financial measures of our continuing operations in the tables below.
Adjusted net income (loss)
Management uses Adjusted Net Income (Loss) to evaluate the Company’s operating performance and for planning and forecasting future business operations. The Company believes the use of Adjusted Net Income (Loss) allows investors and analysts to understand the results of the continuing operations of the Company and its direct and indirect subsidiaries relating to the sale of products, by excluding certain items that have a disproportionate impact on our results for a particular period. Adjustments to continuing operations are presented before tax and net of our partners’ noncontrolling interests, when applicable. The tax effect of adjustments is presented in the Tax effect of adjustments line and is calculated using the applicable tax rate. Management’s determination of the components of Adjusted Net Income (Loss) are evaluated periodically and based, in part, on a review of non-GAAP financial measures used by mining industry analysts. Net income (loss) attributable to Newmont stockholders is reconciled to Adjusted net income (loss) as follows:

	Three Months Ended December 31, 2023			Year Ended December 31, 2023
		per share data (1)			per share data (1)
		basic	diluted		basic	diluted
Net income (loss) attributable to Newmont stockholders	$(3,139)	$(3.21)	$(3.21)	$(2,475)	$(2.94)	$(2.94)
Net loss (income) attributable to Newmont stockholders from discontinued operations	(11)	(0.01)	(0.01)	(26)	(0.03)	(0.03)
Net income (loss) attributable to Newmont stockholders from continuing operations (2)	(3,150)	(3.22)	(3.22)	(2,501)	(2.97)	(2.97)
Impairment charges, net (3)	1,878	1.92	1.92	1,888	2.25	2.25
Reclamation and remediation charges (4)	1,158	1.18	1.18	1,260	1.50	1.50
Newcrest transaction and integration costs (5)	427	0.44	0.44	464	0.56	0.56
(Gain) loss on asset and investment sales (6)	231	0.24	0.24	197	0.23	0.23
Change in fair value of investments (7)	5	—	—	47	0.05	0.05
Restructuring and severance (8)	5	—	—	24	0.03	0.03
Pension settlements (9)	9	0.01	0.01	9	0.01	0.01
Settlement costs (10)	5	—	—	7	0.01	0.01
COVID-19 specific costs (11)	1	—	—	1	—	—
Other (12)	—	—	—	(5)	—	—
Tax effect of adjustments (13)	(565)	(0.57)	(0.57)	(613)	(0.73)	(0.73)
Valuation allowance and other tax adjustments, net (14)	482	0.50	0.50	580	0.67	0.67
Adjusted net income (loss)	$486	$0.50	$0.50	$1,358	$1.61	$1.61

Weighted average common shares (millions): (2)		978	979		841	841
(1)Per share measures may not recalculate due to rounding.
(2)Adjusted net income (loss) per diluted share is calculated using diluted common shares, which are calculated in accordance with GAAP. For the year ended December 31, 2023, potentially dilutive shares, which were insignificant, were excluded from the computation of diluted loss per common share attributable to Newmont stockholders in the Consolidated Statement of Operations as they were antidilutive. These shares were included in the computation of adjusted net income per diluted share for the year ended December 31, 2023.
(3)Impairment charges, net, included in Impairment charges represents non-cash write-downs of long-lived assets and goodwill. Amount is presented net of pre-tax income (loss) attributable to noncontrolling interests of $(3) for the three months and year ended December 31, 2023.
(4)Reclamation and remediation charges, net, included in Reclamation and remediation, represent revisions to the reclamation and remediation plans and cost estimates at the Company’s former operating properties and historic mining operations that have entered the closure phase and have no substantive future economic value.
(5)Newcrest transaction and integration costs, included in Other expense, net, represents costs incurred related to Newmont's acquisition of Newcrest completed in 2023 as well as subsequent integration costs. These cost primarily include $316 in relation to the stamp duty tax incurred in connection with the transaction for the three months and year ended December 31, 2023.
(6)(Gain) loss on asset and investment sales, included in Gain on asset and investment sales, net, primarily represents the impairment loss on the abandonment of the pyrite leach plant at Peñasquito offset by the net gain recognized on the exchange of Maverix shares and warrants to Triple flag and the subsequent sale of Triple Flag shares.
(7)Change in fair value of investments, included in Other income (loss), net, primarily represents unrealized gains and losses related to the Company's investment in current and non-current marketable and other equity securities.
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(8)Restructuring and severance, net, included in Other expense, net, primarily represents severance and related costs associated with significant organizational and operating model changes implemented by the Company.
(9)Pension settlements, included in Other income (loss), net, primarily represents pension settlement charges related to lump sum payments to participants.
(10)Settlement costs, included in Other expense, net, primarily represents costs related to additional employee related accruals as a result of the Australian Fair Work legislation.
(11)COVID-19 specific costs, included in Other expense, net, represents amounts distributed from the Newmont Global Community Fund to help host communities, governments and employees combat the COVID-19 pandemic. Adjusted net income (loss) has not been adjusted for $1 of incremental COVID-19 costs incurred as a result of actions taken to protect against the impacts of the COVID-19 pandemic at our operational sites for the three months and year ended December 31, 2023.
(12)Other, included in Other income (loss), net, primarily represents income received during the first quarter of 2023 on the favorable settlement of certain matters that were outstanding at the time of sale of the related investment in 2022.
(13)The tax effect of adjustments, included in Income and mining tax benefit (expense), represents the tax effect of adjustments in footnotes (4) through (12), as described above, and are calculated using the applicable tax rate.
(14)Valuation allowance and other tax adjustments, net, included in Income and mining tax benefit (expense), is recorded for items such as foreign tax credits, alternative minimum tax credits, capital losses, disallowed foreign losses, and the effects of changes in foreign currency exchange rates on deferred tax assets and deferred tax liabilities. The adjustment for the three months and year ended December 31, 2023 reflects the net increase or (decrease) to net operating losses, capital losses, tax credit carryovers, and other deferred tax assets subject to valuation allowance of $231 and $357, the effects of changes in foreign exchange rates on deferred tax assets and liabilities of $51 and $(1), net removal to the reserve for uncertain tax positions of $(46) and $(28), and other tax adjustments of $246 and $252.

	Three Months Ended December 31, 2022			Year Ended December 31, 2022
		per share data (1)			per share data (1)
		basic	diluted		basic	diluted
Net income (loss) attributable to Newmont stockholders	$(1,477)	$(1.86)	$(1.86)	$(429)	$(0.54)	$(0.54)
Net loss (income) attributable to Newmont stockholders from discontinued operations	(11)	(0.01)	(0.01)	(30)	(0.04)	(0.04)
Net income (loss) attributable to Newmont stockholders from continuing operations (2)	(1,488)	(1.87)	(1.87)	(459)	(0.58)	(0.58)
Impairment charges (3)	1,317	1.66	1.66	1,320	1.66	1.66
Reclamation and remediation charges, net (4)	700	0.88	0.88	713	0.90	0.90
Pension settlement (5)	7	0.01	0.01	137	0.17	0.17
Change in fair value of investments (6)	(45)	(0.06)	(0.06)	46	0.06	0.06
(Gain) loss on asset and investment sales (7)	(61)	(0.08)	(0.08)	(35)	(0.04)	(0.04)
Settlement costs (8)	2	—	—	22	0.03	0.03
Restructuring and severance, net (9)	1	—	—	4	0.01	0.01
COVID-19 specific costs (10)	2	—	—	3	—	—
Other (11)	(3)	—	—	(21)	(0.03)	(0.03)
Tax effect of adjustments (12)	(283)	(0.35)	(0.35)	(344)	(0.44)	(0.44)
Valuation allowance and other tax adjustments, net (13)	199	0.25	0.25	82	0.11	0.11
Adjusted net income (loss)	$348	$0.44	$0.44	$1,468	$1.85	$1.85

Weighted average common shares (millions): (2)		794	795		794	795
(1)Per share measures may not recalculate due to rounding.
(2)Adjusted net income (loss) per diluted share is calculated using diluted common shares, which are calculated in accordance with GAAP. For the year ended December 31, 2022, potentially dilutive shares of 1 million were excluded from the computation of diluted loss per common share attributable to Newmont stockholders in the Consolidated Statement of Operations as they were antidilutive. These shares were included in the computation of adjusted net income per diluted share for the year ended December 31, 2022.
(3)Impairment charges, included in Impairment charges represents non-cash write-downs of long-lived assets and goodwill.
(4)Reclamation and remediation charges, net, included in Reclamation and remediation, represent revisions to reclamation and remediation plans and cost estimates at the Company’s former operating properties and historic mining operations that have entered the closure phase and have no substantive future economic value.
(5)Pension settlements, included in Other income (loss), net, represents pension settlement charges related to the annuitization of certain defined benefit plans.
(6)Change in fair value of investments, included in Other income (loss), net, primarily represents unrealized gains and losses related to the Company's investment in current and non-current marketable and other equity securities.
(7)(Gain) loss on asset and investment sales, included in Other income (loss), net, primarily represents gains recognized on the sale of the investment in MARA, disposal of trucks at Boddington, and the sale of royalty interests at NGM, partially offset by the loss recognized on the sale of the La Zanja equity method investment.
(8)Settlement costs, included in Other expense, net, primarily represents a legal settlement and a voluntary contribution made to support humanitarian efforts in Ukraine.
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(9)Restructuring and severance, net, included in Other expense, net, primarily represents severance and related costs associated with significant organizational and operating model changes implemented by the Company.
(10)COVID-19 specific costs, included in Other expense, net, represents amounts distributed from the Newmont Global Community Fund to help host communities, governments and employees combat the COVID-19 pandemic. Adjusted net income (loss) has not been adjusted for $2 and $35, respectively, of incremental COVID-19 costs incurred as a result of actions taken to protect against the impacts of the COVID-19 pandemic at our operational sites.
(11)Primarily represents for the year ended, an $11 reimbursement of certain historical Goldcorp operational expenses related to a legacy project that reached commercial production in the second quarter of 2022 and $7 of penalty income from an energy vendor early terminating a contract in 2022, included Other income (loss), net.
(12)The tax effect of adjustments, included in Income and mining tax benefit (expense), represents the tax effect of adjustments in footnotes (3) through (11), as described above, and are calculated using the applicable tax rate.
(13)Valuation allowance and other tax adjustments, net, included in Income and mining tax benefit (expense), is recorded for items such as foreign tax credits, alternative minimum tax credits, capital losses, disallowed foreign losses, and the effects of changes in foreign currency exchange rates on deferred tax assets and deferred tax liabilities. The adjustment for the three months and the year ended December 31, 2022, reflects the net increase or (decrease) to net operating losses, capital losses, tax credit carryovers, and other deferred tax assets subject to valuation allowance of $178 and $246, respectively, the expiration of U.S. foreign tax credit carryovers of $31 and $31, respectively, the effects of changes in foreign exchange rates on deferred tax assets and liabilities of $(38) and $(86), respectively, net removal to the reserve for uncertain tax positions of $5 and $(8), respectively, a tax settlement in Mexico of $- and $(125), respectively, and other tax adjustments of $23 and $24, respectively. Total amount is presented net of income (loss) attributable to noncontrolling interests of $199 and $82, respectively.

Earnings before interest, taxes and depreciation and amortization and Adjusted earnings before interest, taxes and depreciation and amortization
Management uses earnings before interest, taxes and depreciation and amortization (“EBITDA”) and EBITDA adjusted for non-core or certain items that have a disproportionate impact on our results for a particular period (“Adjusted EBITDA”) as non-GAAP measures to evaluate the Company’s operating performance. EBITDA and Adjusted EBITDA do not represent, and should not be considered an alternative to, net income (loss), operating income (loss), or cash flow from operations as those terms are defined by GAAP, and do not necessarily indicate whether cash flows will be sufficient to fund cash needs. Although Adjusted EBITDA and similar measures are frequently used as measures of operations and the ability to meet debt service requirements by other companies, our calculation of Adjusted EBITDA is not necessarily comparable to such other similarly titled captions of other companies. The Company believes that Adjusted EBITDA provides useful information to investors and others in understanding and evaluating our operating results in the same manner as our management and Board of Directors. Management’s determination of the components of Adjusted EBITDA are evaluated periodically and based, in part, on a review of non-GAAP financial measures used by mining industry analysts. Net income (loss) attributable to Newmont stockholders is reconciled to EBITDA and Adjusted EBITDA as follows:
NEWMONT FULL YEAR AND FOURTH QUARTER 2023 RESULTS & 2024 GUIDANCE | NEWS RELEASE     22

	Three Months Ended December 31,		Year Ended December 31,
	2023	2022	2023	2022
Net income (loss) attributable to Newmont stockholders	$(3,139)	$(1,477)	$(2,475)	$(429)
Net income (loss) attributable to noncontrolling interests	10	19	27	60
Net (income) loss from discontinued operations	(11)	(11)	(26)	(30)
Equity loss (income) of affiliates	(19)	(26)	(63)	(107)
Income and mining tax expense (benefit)	117	112	566	455
Depreciation and amortization	624	571	2,051	2,185
Interest expense, net	80	53	242	227
EBITDA	$(2,338)	$(759)	$322	$2,361
Adjustments:
Impairment charges (1)	$1,881	$1,317	$1,891	$1,320
Reclamation and remediation charges (2)	1,158	700	1,260	713
Newcrest transaction and integration costs (3)	427	—	464	—
(Gain) loss on asset and investment sales (4)	231	(61)	197	(35)
Change in fair value of investments (5)	5	(45)	47	46
Restructuring and severance (6)	5	1	24	4
Pension settlements (7)	9	7	9	137
Settlement costs (8)	5	2	7	22
COVID-19 specific costs (9)	1	2	1	3
Other (10)	—	(3)	(5)	(21)
Adjusted EBITDA	$1,384	$1,161	$4,217	$4,550
(1)Impairment charges, included in Impairment charges represents non-cash write-downs of long-lived assets and goodwill.
(2)Reclamation and remediation charges, included in Reclamation and remediation, represent revisions to the reclamation and remediation plans and cost estimates at the Company’s former operating properties and historic mining operations that have entered the closure phase and have no substantive future economic value.
(3)Newcrest transaction and integration costs, included in Other expense, net, represents costs incurred related to Newmont's acquisition of Newcrest completed in 2023 as well as subsequent integration costs. These cost primarily include $316 in relation to the stamp duty tax incurred in connection with the transaction for the three months and year ended December 31, 2023.
(4)(Gain) loss on asset and investment sales, included in Other income (loss), net, primarily represents the impairment loss on the abandonment of the pyrite leach plant at Peñasquito offset by the net gain recognized on the exchange of Maverix shares and warrants to Triple flag and the subsequent sale of Triple Flag shares in 2023; gains recognized on the sale of the investment in MARA, on disposal of trucks at Boddington, and the sale of royalty interests at NGM, partially offset by the loss recognized on the sale of the La Zanja equity method investment in 2022.
(5)Change in fair value of investments, included in Other income (loss), net, primarily represents unrealized gains and losses related to the Company's investments in current and non-current marketable and other equity securities.
(6)Restructuring and severance, included in Other expense, net, primarily represents severance and related costs associated with significant organizational and operating model changes implemented by the Company for all periods presented.
(7)Pension settlements, included in Other income (loss), net, primarily represents pension settlement charges related to lump sum payments to participants in 2023 and the annuitization of certain defined benefit plans and lump sum payments to participants in 2022.
(8)Settlement costs, included in Other expense, net, primarily represents costs related to additional employee related accruals as a result of the Australian Fair Work legislation in 2023 and a legal settlement and a voluntary contribution made to support humanitarian efforts in Ukraine in 2022.
(9)COVID-19 specific costs, included in Other expense, net, primarily includes amounts distributed from Newmont Global Community Support Fund to help host communities, governments and employees combat the COVID-19 pandemic for all periods presented and includes incremental direct costs incurred as a result of actions taken to protect against the impacts of the COVID-19 pandemic.
(10)Other, included in Other income (loss), net, in 2023 represents income received during the first quarter of 2023 on the favorable settlement of certain matters that were outstanding at the time of sale of the related investment in 2022. Amounts related to 2022 are primarily comprised of a reimbursement of certain historical Goldcorp operational expenses related to a legacy project that reached commercial production in the second quarter of 2022 and penalty income from an energy vendor early terminating a contract in 2022.
Free Cash Flow
Management uses Free Cash Flow as a non-GAAP measure to analyze cash flows generated from operations. Free Cash Flow is Net cash provided by (used in) operating activities less Net cash provided by (used in) operating activities of discontinued operations less Additions to property, plant and mine development as presented on the Consolidated Statements of Cash Flows. The Company believes Free Cash Flow is also useful as one of the bases for comparing the Company’s performance with its competitors. Although Free Cash Flow and similar measures are frequently used as measures of cash flows generated from operations by other companies, the Company’s calculation of Free Cash Flow is not necessarily comparable to such other similarly titled captions of other companies.
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The presentation of non-GAAP Free Cash Flow is not meant to be considered in isolation or as an alternative to net income as an indicator of the Company’s performance, or as an alternative to cash flows from operating activities as a measure of liquidity as those terms are defined by GAAP, and does not necessarily indicate whether cash flows will be sufficient to fund cash needs. The Company’s definition of Free Cash Flow is limited in that it does not represent residual cash flows available for discretionary expenditures due to the fact that the measure does not deduct the payments required for debt service and other contractual obligations or payments made for business acquisitions. Therefore, the Company believes it is important to view Free Cash Flow as a measure that provides supplemental information to the Company’s Consolidated Statements of Cash Flows.
The following table sets forth a reconciliation of Free Cash Flow, a non-GAAP financial measure, to Net cash provided by (used in) operating activities, which the Company believes to be the GAAP financial measure most directly comparable to Free Cash Flow, as well as information regarding Net cash provided by (used in) investing activities and Net cash provided by (used in) financing activities.

	Three Months Ended December 31,		Year Ended December 31,
	2023	2022	2023	2022
Net cash provided by (used in) operating activities	$616	$1,010	$2,763	$3,220
Less: Net cash used in (provided by) operating activities of discontinued operations	—	—	(9)	(22)
Net cash provided by (used in) operating activities of continuing operations	616	1,010	2,754	3,198
Less: Additions to property, plant and mine development	(920)	(646)	(2,666)	(2,131)
Free Cash Flow	$(304)	$364	$88	$1,067

Net cash provided by (used in) investing activities (1)	$(249)	$(726)	$(1,002)	$(2,983)
Net cash provided by (used in) financing activities	$(538)	$(479)	$(1,603)	$(2,356)
(1)Net cash provided by (used in) investing activities includes Additions to property, plant and mine development, which is included in the Company’s computation of Free Cash Flow.
Attributable Free Cash Flow
Management uses Attributable Free Cash Flow as a non-GAAP measure to analyze cash flows generated from operations that are attributable to the Company. Attributable Free Cash Flow is Net cash provided by (used in) operating activities after deducting net cash flows from operations attributable to noncontrolling interests less Net cash provided by (used in) operating activities of discontinued operations after deducting net cash flows from discontinued operations attributable to noncontrolling interests less Additions to property, plant and mine development after deducting property, plant and mine development attributable to noncontrolling interests. The Company believes that Attributable Free Cash Flow is useful as one of the bases for comparing the Company’s performance with its competitors. Although Attributable Free Cash Flow and similar measures are frequently used as measures of cash flows generated from operations by other companies, the Company’s calculation of Attributable Free Cash Flow is not necessarily comparable to such other similarly titled captions of other companies.
The presentation of non-GAAP Attributable Free Cash Flow is not meant to be considered in isolation or as an alternative to Net income attributable to Newmont stockholders as an indicator of the Company’s performance, or as an alternative to Net cash provided by (used in) operating activities as a measure of liquidity as those terms are defined by GAAP, and does not necessarily indicate whether cash flows will be sufficient to fund cash needs. The Company’s definition of Attributable Free Cash Flow is limited in that it does not represent residual cash flows available for discretionary expenditures due to the fact that the measure does not deduct the payments required for debt service and other contractual obligations or payments made for business acquisitions. Therefore, the Company believes it is important to view Attributable Free Cash Flow as a measure that provides supplemental information to the Company’s Condensed Consolidated Statements of Cash Flows.
The following tables set forth a reconciliation of Attributable Free Cash Flow, a non-GAAP financial measure, to Net cash provided by (used in) operating activities, which the Company believes to be the GAAP financial measure most directly comparable to Attributable Free Cash Flow, as well as information regarding Net cash provided by (used in) investing activities and Net cash provided by (used in) financing activities.
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	Three Months Ended December 31, 2023			Year Ended December 31, 2023
	Consolidated	Attributable to noncontrolling interests (1)	Attributable to Newmont Stockholders	Consolidated	Attributable to noncontrolling interests (1)	Attributable to Newmont Stockholders
Net cash provided by (used in) operating activities	$616	$(21)	$595	$2,763	$(50)	$2,713
Less: Net cash used in (provided by) operating activities of discontinued operations	—	—	—	(9)	—	(9)
Net cash provided by (used in) operating activities of continuing operations	616	(21)	595	2,754	(50)	2,704
Less: Additions to property, plant and mine development (2)	(920)	6	(914)	(2,666)	21	(2,645)
Free Cash Flow	$(304)	$(15)	$(319)	$88	$(29)	$59

Net cash provided by (used in) investing activities (3)	$(249)			$(1,002)
Net cash provided by (used in) financing activities	$(538)			$(1,603)
(1)Adjustment to eliminate a portion of Net cash provided by (used in) operating activities, Net cash provided by (used in) operating activities of discontinued operations and Additions to property, plant and mine development attributable to noncontrolling interests, which primarily relates to Merian (25%) for the three months and year ended December 31, 2023.
(2)For the three months and year ended December 31, 2023, Merian had total consolidated Additions to property, plant and mine development of $51 and $85, respectively, on a cash basis.
(3)Net cash provided by (used in) investing activities includes Additions to property, plant and mine development, which is included in the Company’s computation of Free Cash Flow.

	Three Months Ended December 31, 2022			Year Ended December 31, 2022
	Consolidated	Attributable to noncontrolling interests (1)	Attributable to Newmont Stockholders	Consolidated	Attributable to noncontrolling interests (1)	Attributable to Newmont Stockholders
Net cash provided by (used in) operating activities	$1,010	$(19)	$991	$3,220	$(83)	$3,137
Less: Net cash used in (provided by) operating activities of discontinued operations	—	—	—	(22)	—	(22)
Net cash provided by (used in) operating activities of continuing operations	1,010	(19)	991	3,198	(83)	3,115
Less: Additions to property, plant and mine development (2)	(646)	4	(642)	(2,131)	29	(2,102)
Free Cash Flow	$364	$(15)	$349	$1,067	$(54)	$1,013

Net cash provided by (used in) investing activities (3)	$(726)			$(2,983)
Net cash provided by (used in) financing activities	$(479)			$(2,356)
(1)Adjustment to eliminate a portion of Net cash provided by (used in) operating activities, Net cash provided by (used in) operating activities of discontinued operations and Additions to property, plant and mine development attributable to noncontrolling interests, which primarily relates to Merian (25%) for the three months and year ended December 31, 2022. The Company acquired the remaining interest in Yanacocha in 2022, resulting in 100% ownership interest at December 31, 2022.
(2)For the three months and year ended December 31, 2022, Yanacocha had total consolidated Additions to property, plant and mine development of $166 and $403, respectively, on a cash basis. For the three months and year ended December 31, 2022, Merian had total consolidated Additions to property, plant and mine development of $19 and $56, respectively, on a cash basis.
(3)Net cash provided by (used in) investing activities includes Additions to property, plant and mine development, which is included in the Company’s computation of Free Cash Flow.
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Net Debt
Management uses Net Debt to measure the Company’s liquidity and financial position. Net Debt is calculated as Debt and Lease and other financing obligations less Cash and cash equivalents and time deposits included in Time deposits and other investments, as presented on the Consolidated Balance Sheets. Cash and cash equivalents and time deposits are subtracted from Debt and Lease and other financing obligations as these are highly liquid, low-risk investments and could be used to reduce the Company's debt obligations. The Company believes the use of Net Debt allows investors and others to evaluate financial flexibility and strength of the Company's balance sheet. Net Debt is intended to provide additional information only and does not have any standardized meaning prescribed by GAAP and should not be considered in isolation or as a substitute for measures of liquidity prepared in accordance with GAAP. Other companies may calculate this measure differently.
The following table sets forth a reconciliation of Net Debt, a non-GAAP financial measure, to Debt and Lease and other financing obligations, which the Company believes to be the GAAP financial measures most directly comparable to Net Debt.

	At December 31, 2023	At December 31, 2022
Debt	$8,874	$5,571
Lease and other financing obligations	562	561
Less: Cash and cash equivalents	(3,002)	(2,877)
Less: Time deposits	—	(829)
Net debt	$6,434	$2,426
Costs applicable to sales per ounce/gold equivalent ounce
Costs applicable to sales per ounce/gold equivalent ounce are non-GAAP financial measures. These measures are calculated by dividing the costs applicable to sales of gold and other metals by gold ounces or gold equivalent ounces sold, respectively. These measures are calculated for the periods presented on a consolidated basis. We believe that these measures provide additional information to management, investors and others that aids in the understanding of the economics of our operations and performance compared to other producers and provides investors visibility into the direct and indirect costs related to production, excluding depreciation and amortization, on a per ounce/gold equivalent ounce basis. Costs applicable to sales per ounce/gold equivalent ounce statistics are intended to provide additional information only and do not have any standardized meaning prescribed by GAAP and should not be considered in isolation or as a substitute for measures of performance prepared in accordance with GAAP. The measures are not necessarily indicative of operating profit or cash flow from operations as determined under GAAP. Other companies may calculate these measures differently.
The following tables reconcile these non-GAAP measures to the most directly comparable GAAP measures.
Costs applicable to sales per ounce

	Three Months Ended December 31,		Year Ended December 31,
	2023	2022	2023	2022
Costs applicable to sales (1)(2)	$1,900	$1,513	$5,689	$5,423
Gold sold (thousand ounces)	1,751	1,610	5,420	5,812
Costs applicable to sales per ounce (3)	$1,086	$940	$1,050	$933
(1)Includes by-product credits of $38 and $124 during the three months and year ended December 31, 2023, respectively, and $34 and $109 during the three months and year ended December 31, 2022, respectively.
(2)Excludes Depreciation and amortization and Reclamation and remediation.
(3)Per ounce measures may not recalculate due to rounding.
Costs applicable to sales per gold equivalent ounce

	Three Months Ended December 31,		Year Ended December 31,
	2023	2022	2023	2022
Costs applicable to sales (1)(2)	$403	$267	$1,010	$1,045
Gold equivalent ounces - other metals sold (thousand ounces) (3)	321	311	896	1,275
Costs applicable to sales per ounce (4)	$1,254	$857	$1,127	$819
(1)Includes by-product credits of $8 and $13 during the three months and year ended December 31, 2023, respectively, and $2 and $8 during the three months and year ended December 31, 2022, respectively.
(2)Excludes Depreciation and amortization and Reclamation and remediation.
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(3)Gold equivalent ounces is calculated as pounds or ounces produced multiplied by the ratio of the other metals price to the gold price, using Gold ($1,400/oz.), Copper ($3.50/lb.), Silver ($20.00/oz.), Lead ($1.00/lb.) and Zinc ($1.20/lb.) pricing for 2023 and Gold ($1,200/oz.), Copper ($3.25/lb.), Silver ($23.00/oz.), Lead ($0.95/lb.) and Zinc ($1.15/lb.) pricing for 2022.
(4)Per ounce measures may not recalculate due to rounding.
Costs applicable to sales per ounce for Nevada Gold Mines (NGM)

	Three Months Ended December 31,		Year Ended December 31,
	2023	2022	2023	2022
Cost applicable to sales, NGM (1)	$361	$300	$1,249	$1,153
Gold sold (thousand ounces), NGM	320	320	1,167	1,165
Costs applicable to sales per ounce, NGM (2)	$1,125	$934	$1,070	$989
(1)Excludes Depreciation and amortization and Reclamation and remediation.
(2)Per ounce measures may not recalculate due to rounding.
All-In Sustaining Costs
Current GAAP measures used in the mining industry, such as cost of goods sold, do not capture all of the expenditures incurred to discover, develop and sustain production. Therefore, Newmont calculates All-In Sustaining Costs (“AISC”) based on the definition published by the World Gold Council. The World Gold Council is a market development organization for the gold industry comprised of and funded by gold mining companies around the world and a regulatory organization.
AISC is a metric that expands on GAAP measures, such as cost of goods sold, and non-GAAP measures, such as costs applicable to sales per ounce, to provide visibility into the economics of our mining operations related to expenditures, operating performance and the ability to generate cash flow from our continuing operations. We believe that AISC is a non-GAAP measure that provides additional information to management, investors and others that aids in the understanding of the economics of our operations and performance compared to other producers and provides investors visibility by better defining the total costs associated with production.
AISC amounts are intended to provide additional information only and do not have any standardized meaning prescribed by GAAP and should not be considered in isolation or as a substitute for measures of performance prepared in accordance with GAAP. The measures are not necessarily indicative of operating profit or cash flow from operations as determined under GAAP. Other companies may calculate these measures differently as a result of differences in the underlying accounting principles, policies applied and in accounting frameworks such as in IFRS, or by reflecting the benefit from selling non-gold metals as a reduction to AISC. Differences may also arise related to definitional differences of sustaining versus development (i.e. non-sustaining) activities based upon each company’s internal policies.
The following disclosure provides information regarding the adjustments made in determining the All-In Sustaining Costs measure:
Costs applicable to sales. Includes all direct and indirect costs related to current production incurred to execute the current mine plan. We exclude certain exceptional or unusual amounts from CAS, such as significant revisions to recovery amounts. CAS includes by-product credits from certain metals obtained during the process of extracting and processing the primary ore-body. CAS is accounted for on an accrual basis and excludes Depreciation and amortization and Reclamation and remediation, which is consistent with our presentation of CAS on the Consolidated Statements of Operations. In determining AISC, only the CAS associated with producing and selling an ounce of gold is included in the measure. Therefore, the amount of gold CAS included in AISC is derived from the CAS presented in the Company’s Consolidated Statements of Operations less the amount of CAS attributable to the production of other metals. The other metals' CAS at those mine sites is disclosed in Note 4 of the Consolidated Financial Statements. The allocation of CAS between gold and other metals is based upon the relative sales value of gold and other metals produced during the period.
Reclamation costs. Includes accretion expense related to reclamation liabilities and the amortization of the related ARC for the Company’s operating properties. Accretion related to the reclamation liabilities and the amortization of the ARC assets for reclamation does not reflect annual cash outflows but are calculated in accordance with GAAP. The accretion and amortization reflect the periodic costs of reclamation associated with current production and are therefore included in the measure. The allocation of these costs to gold and other metals is determined using the same allocation used in the allocation of CAS between gold and other metals.
Advanced projects, research and development and exploration. Includes incurred expenses related to projects that are designed to sustain current production and exploration. We note that as current resources are depleted, exploration and advanced projects are necessary for us to replace the depleting reserves or enhance the recovery and processing of the current reserves to sustain production at existing operations. As these costs relate to sustaining our production, and are considered a continuing cost of a mining company, these costs are included in the AISC measure. These costs are derived from the Advanced projects, research and development and Exploration amounts presented in the Consolidated Statements of Operations less incurred expenses related to the development of new operations, or related to major projects at existing operations where these projects will materially
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benefit the operation in the future. The allocation of these costs to gold and other metals is determined using the same allocation used in the allocation of CAS between gold and other metals. We also allocate these costs incurred at Corporate and Other using the proportion of CAS between gold and other metals.
General and administrative. Includes costs related to administrative tasks not directly related to current production, but rather related to supporting our corporate structure and fulfilling our obligations to operate as a public company. Including these expenses in the AISC metric provides visibility of the impact that general and administrative activities have on current operations and profitability on a per ounce basis. We allocate these costs to gold and other metals at Corporate and Other using the proportion of CAS between gold and other metals.
Other expense, net. For Other expense, net we include care and maintenance costs relating to direct operating costs incurred at the mine sites during the period that these sites were temporarily placed into care and maintenance in response to pandemics such as COVID-19 or unexpected significant events and exclude certain exceptional or unusual expenses, such as restructuring, as these are not indicative to sustaining our current operations. Furthermore, this adjustment to Other expense, net is also consistent with the nature of the adjustments made to Net income (loss) attributable to Newmont stockholders as disclosed in the Company’s non-GAAP financial measure Adjusted net income (loss). The allocation of these costs to gold and other metals is determined using the same allocation used in the allocation of CAS between gold and other metals.
Treatment and refining costs. Includes costs paid to smelters for treatment and refining of our concentrates to produce the salable metal. These costs are presented net as a reduction of Sales on the Consolidated Statements of Operations. The allocation of these costs to gold and other metals is determined using the same allocation used in the allocation of CAS between gold and other metals.
Sustaining capital and finance lease payments. We determined sustaining capital and finance lease payments as those capital expenditures and finance lease payments that are necessary to maintain current production and execute the current mine plan. We determined development (i.e. non-sustaining) capital expenditures and finance lease payments to be those payments used to develop new operations or related to projects at existing operations where those projects will materially benefit the operation and are excluded from the calculation of AISC. The classification of sustaining and development capital projects and finance leases is based on a systematic review of our project portfolio in light of the nature of each project. Sustaining capital and finance lease payments are relevant to the AISC metric as these are needed to maintain the Company’s current operations and provide improved transparency related to our ability to finance these expenditures from current operations. The allocation of these costs to gold and other metals is determined using the same allocation used in the allocation of CAS between gold and other metals. We also allocate these costs incurred at Corporate and Other using the proportion of CAS between gold and other metals.
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Three Months Ended December 31, 2023	Costs Applicable to Sales(1)(2)(3)	Reclamation Costs(4)	Advanced Projects, Research and Development and Exploration(5)	General and Administrative	Other Expense, Net(6)	Treatment and Refining Costs	Sustaining Capital and Lease Related Costs(7)(8)	All-In Sustaining Costs	Ounces (000) Sold	1	All-In Sustaining Costs Per oz.(9)
Gold
CC&V	$41	$2	$2	$—	$1	$—	$20	$66	36		$1,793
Musselwhite	51	1	3	—	—	—	31	86	49		1,771
Porcupine	81	6	2	—	—	—	26	115	69		1,665
Éléonore	83	2	4	—	(1)	—	33	121	68		1,796
Red Chris (10)	4	—	—	—	—	—	2	6	4		1,439
Brucejack (10)	69	—	7	—	1	3	16	96	36		2,646
Peñasquito	35	1	—	—	2	2	5	45	27		1,659
Merian	116	2	5	—	—	1	22	146	100		1,454
Cerro Negro	96	1	2	—	3	—	18	120	85		1,412
Yanacocha	69	7	1	—	(4)	—	13	86	71		1,198
Boddington	151	3	2	—	—	4	28	188	161		1,172
Tanami	93	1	—	—	—	—	44	138	132		1,046
Cadia (10)	129	—	1	—	—	6	16	152	120		1,271
Telfer (10)	126	—	2	—	—	3	2	133	67		1,988
Lihir (10)	146	—	2	—	—	—	51	199	131		1,517
Ahafo	163	6	1	—	—	—	27	197	177		1,114
Akyem	86	15	—	(1)	—	—	8	108	98		1,110
NGM	361	6	1	4	—	1	102	475	320		1,482
Corporate and Other (11)	—	—	34	74	2	—	13	123	—		—
Total Gold	$1,900	$53	$69	$77	$4	$20	$477	$2,600	1,751		$1,485

Gold equivalent ounces - other metals (12)
Red Chris (10)	$17	$—	$—	$—	$—	$3	$7	$27	16		$1,660
Peñasquito	195	7	2	—	—	16	33	253	122		2,084
Boddington	53	1	—	—	—	4	8	66	56		1,181
Cadia (10)	116	—	1	—	—	19	17	153	114		1,342
Telfer (10)	22	—	2	—	—	4	5	33	13		2,580
Corporate and Other (11)	—	—	4	7	(1)	—	1	11	—		—
Total Gold Equivalent Ounces	$403	$8	$9	$7	$(1)	$46	$71	$543	321		$1,697

Consolidated	$2,303	$61	$78	$84	$3	$66	$548	$3,143
(1)Excludes Depreciation and amortization and Reclamation and remediation.
(2)Includes by-product credits of $46 and excludes co-product revenues of $109.
(3)Includes stockpile and leach pad inventory adjustments of $2 at Brucejack, $13 at Peñasquito, $1 at Yanacocha, $4 at Telfer, and $39 at NGM.
(4)Reclamation costs include operating accretion and amortization of asset retirement costs of $23 and $38, respectively, and exclude accretion and reclamation and remediation adjustments at former operating properties and historic mining operations that have entered the closure phase and have no substantive future economic value of $37 and $1,175, respectively.
(5)Advanced projects, research and development and Exploration excludes development expenditures of $1 at CC&V, $1 at Merian, $2 at Cerro Negro, $1 at Yanacocha, $10 at Tanami, $11 at Ahafo, $5 at Akyem, $3 at NGM and $29 at Corporate and Other, totaling $63 related to developing new operations or major projects at existing operations where these projects will materially benefit the operation.
(6)Other expense, net is adjusted for settlement costs of Newcrest transaction-related costs of $427, restructuring and severance costs of $5, settlement costs of $5, and distributions from the Newmont Global Community Support fund of $1.
(7)Excludes capitalized interest related to sustaining capital expenditures.
(8)Includes finance lease payments for sustaining projects of $9 and excludes finance lease payments for development projects of $36.
(9)Per ounce measures may not recalculate due to rounding.
(10)Sites acquired through the Newcrest transaction.
(11)Corporate and Other includes the Company's business activities relating to its corporate and regional offices and all equity method investments.
(12)Gold equivalent ounces is calculated as pounds or ounces produced multiplied by the ratio of the other metals price to the gold price, using Gold ($1,400/oz.), Copper ($3.50/lb.), Silver ($20.00/oz.), Lead ($1.00/lb.) and Zinc ($1.20/lb.) pricing for 2023.
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Three Months Ended December 31, 2022	Costs Applicable to Sales(1)(2)(3)	Reclamation Costs(4)	Advanced Projects, Research and Development and Exploration(5)	General and Administrative	Other Expense, Net (6)(7)	Treatment and Refining Costs	Sustaining Capital and Lease Related Costs(8)(9)(10)	All-In Sustaining Costs	Ounces (000) Sold	All-In Sustaining Costs Per oz.(11)
Gold
CC&V	$76	$5	$4	$—	$(1)	$—	$15	$99	55	$1,783
Musselwhite	52	1	3	—	—	—	21	77	57	1,355
Porcupine	72	3	2	—	—	—	17	94	79	1,188
Éléonore	69	2	4	—	—	—	18	93	66	1,426
Peñasquito	119	2	1	—	2	2	20	146	165	884
Merian	99	2	2	—	(1)	—	20	122	118	1,043
Cerro Negro	78	—	—	2	1	—	14	95	73	1,300
Yanacocha	99	5	(1)	1	2	—	6	112	60	1,833
Boddington	161	5	2	—	—	4	10	182	197	922
Tanami	98	—	1	—	—	—	35	134	128	1,044
Ahafo	176	4	2	—	2	—	27	211	176	1,202
Akyem	114	12	—	—	1	—	8	135	116	1,157
NGM	300	2	4	3	—	3	68	380	320	1,186
Corporate and Other (12)	—	—	16	52	3	—	6	77	—	—
Total Gold	$1,513	$43	$40	$58	$9	$9	$285	$1,957	1,610	$1,215

Gold equivalent ounces - other metals (13)
Peñasquito	$217	$5	$2	$—	$2	$35	$34	$295	251	$1,178
Boddington	50	—	1	1	—	2	3	57	60	939
Corporate and Other (12)	—	—	2	7	1	—	1	11	—	—
Total Gold Equivalent Ounces	$267	$5	$5	$8	$3	$37	$38	$363	311	$1,166

Consolidated	$1,780	$48	$45	$66	$12	$46	$323	$2,320
(1)Excludes Depreciation and amortization and Reclamation and remediation.
(2)Includes by-product credits of $36 and excludes co-product revenues of $370.
(3)Includes stockpile and leach pad inventory adjustments of $19 at CC&V, $24 at Yanacocha, $9 at Ahafo, $17 at Akyem, and $2 at NGM.
(4)Reclamation costs include operating accretion and amortization of asset retirement costs of $16 and 32, respectively, and exclude accretion and reclamation and remediation adjustments at former operating properties and historic mining operations that have entered the closure phase and have no substantive future economic value of $29 and $713, respectively.
(5)Advanced projects, research and development and Exploration excludes development expenditures of $1 at Porcupine, $12 at Yanacocha, $2 at Merian, $10 at Cerro Negro, $6 at Tanami, $6 at Ahafo, $2 at Akyem, $4 at NGM and $34 at Corporate and Other, totaling $77 related to developing new operations or major projects at existing operations where these projects will materially benefit the operation.
(6)Other expense, net includes incremental COVID-19 costs incurred as a result of actions taken to protect against the impacts of the COVID-19 pandemic at our operational segments of $1 at Cerro Negro and $1 at Yanacocha.
(7)Other expense, net is adjusted for impairment of long-lived and other assets of $1,317, distributions from the Newmont Global Community Support Fund of $2 and restructuring and severance costs of $1.
(8)Includes sustaining capital expenditures of $307.
(9)Excludes development capital expenditures, capitalized interest and the change in accrued capital totaling $339.
(10)Includes finance lease payments for sustaining projects of $16.
(11)Per ounce measures may not recalculate due to rounding.
(12)Corporate and Other includes the Company's business activities relating to its corporate and regional offices and all equity method investments.
(13)Gold equivalent ounces is calculated as pounds or ounces produced multiplied by the ratio of the other metals price to the gold price, using Gold ($1,200/oz.), Copper ($3.25/lb.), Silver ($23.00/oz.), Lead ($0.95/lb.) and Zinc ($1.15/lb.) pricing for 2022.
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Year Ended December 31, 2023	Costs Applicable to Sales(1)(2)(3)	Reclamation Costs(4)	Advanced Projects, Research and Development and Exploration(5)	General and Administrative	Other Expense, Net(6)	Treatment and Refining Costs	Sustaining Capital and Lease Related Costs(7)(8)	All-In Sustaining Costs	Ounces (000) Sold	All-In Sustaining Costs Per oz.(9)
Gold
CC&V	$198	$10	$10	$—	$2	$—	$62	$282	171	$1,644
Musselwhite	214	5	10	—	—	—	104	333	181	1,843
Porcupine	301	23	12	—	—	—	71	407	258	1,577
Éléonore	295	9	10	—	—	—	114	428	233	1,838
Red Chris (10)	4	—	—	—	—	—	2	6	4	1,439
Brucejack (10)	69	—	7	—	1	3	16	96	36	2,646
Peñasquito	158	7	1	—	2	9	29	206	130	1,587
Merian	385	7	14	—	—	1	85	492	319	1,541
Cerro Negro	328	5	5	—	5	—	51	394	261	1,509
Yanacocha	294	24	7	—	—	—	24	349	275	1,266
Boddington	634	17	5	—	—	18	125	799	749	1,067
Tanami	337	3	1	—	—	—	130	471	444	1,060
Cadia (10)	129	—	1	—	—	6	16	152	120	1,271
Telfer (10)	126	—	2	—	—	3	2	133	67	1,988
Lihir (10)	146	—	2	—	—	—	51	199	131	1,517
Ahafo	547	20	2	—	2	—	135	706	578	1,222
Akyem	275	44	1	—	—	—	37	357	296	1,210
NGM	1,249	17	13	11	2	6	332	1,630	1,167	1,397
Corporate and Other (11)	—	—	89	255	6	—	37	387	—	—
Total Gold	$5,689	$191	$192	$266	$20	$46	$1,423	$7,827	5,420	$1,444

Gold equivalent ounces - other metals (12)
Red Chris (10)	$17	$—	$—	$—	$—	$3	$7	$27	16	$1,660
Peñasquito	651	28	5	1	1	82	120	888	507	1,752
Boddington	204	3	1	—	—	15	39	262	246	1,067
Cadia (10)	116	—	1	—	—	19	17	153	114	1,342
Telfer (10)	22	—	2	—	—	4	5	33	13	2,580
Corporate and Other (11)	—	—	11	32	—	—	6	49	—	—
Total Gold Equivalent Ounces	$1,010	$31	$20	$33	$1	$123	$194	$1,412	896	$1,577

Consolidated	$6,699	$222	$212	$299	$21	$169	$1,617	$9,239
(1)Excludes Depreciation and amortization and Reclamation and remediation.
(2)Includes by-product credits of $137 and excludes co-product revenues of $1,219.
(3)Includes stockpile and leach pad inventory adjustments of $3 at Porcupine, $5 at Éléonore, $2 at Brucejack, $32 at Peñasquito, $2 at Cerro Negro, $5 at Yanacocha, $4 at Telfer, $1 at Akyem, and $43 at NGM.
(4)Reclamation costs include operating accretion and amortization of asset retirement costs of $97 and $125, respectively, and exclude accretion and reclamation and remediation adjustments at former operating properties and historic mining operations that have entered the closure phase and have no substantive future economic value of $148 and $1,288, respectively.
(5)Advanced projects, research and development and Exploration excludes development expenditures of $3 at CC&V, $5 at Porcupine, $5 at Peñasquito, $9 at Merian, $5 at Cerro Negro, $4 at Yanacocha, $29 at Tanami, $38 at Ahafo, $18 at Akyem, $16 at NGM and $121 at Corporate and Other, totaling $253 related to developing new operations or major projects at existing operations where these projects will materially benefit the operation.
(6)Other expense, net is adjusted for settlement costs of Newcrest transaction-related costs of $464, restructuring and severance costs of $24, settlement costs of $7, and distributions from the Newmont Global Community Support fund of $1.
(7)Excludes capitalized interest related to sustaining capital expenditures.
(8)Includes finance lease payments for sustaining projects of $64 and excludes finance lease payments for development projects of $36.
(9)Per ounce measures may not recalculate due to rounding.
(10)Sites acquired through the Newcrest transaction.
(11)Corporate and Other includes the Company's business activities relating to its corporate and regional offices and all equity method investments.
(12)Gold equivalent ounces is calculated as pounds or ounces produced multiplied by the ratio of the other metals price to the gold price, using Gold ($1,400/oz.), Copper ($3.50/lb.), Silver ($20.00/oz.), Lead ($1.00/lb.) and Zinc ($1.20/lb.) pricing for 2023.
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Year Ended December 31, 2022	Costs Applicable to Sales(1)(2)(3)	Reclamation Costs(4)	Advanced Projects, Research and Development and Exploration(5)	General and Administrative	Other Expense, Net(6)(7)	Treatment and Refining Costs	Sustaining Capital and Lease Related Costs(8)(9)(10)	All-In Sustaining Costs	Ounces (000) Sold	All-In Sustaining Costs Per oz.(11)
Gold
CC&V	$241	$16	$10	$—	$3	$—	$45	$315	185	$1,697
Musselwhite	195	5	8	—	1	—	53	262	172	1,531
Porcupine	281	6	11	—	—	—	52	350	280	1,248
Éléonore	266	9	5	—	3	—	63	346	217	1,599
Peñasquito (12)	442	10	4	1	3	23	72	555	573	968
Merian	369	6	11	—	2	—	57	445	403	1,105
Cerro Negro	283	5	1	2	10	—	54	355	281	1,262
Yanacocha	313	19	2	1	11	—	23	369	250	1,477
Boddington	652	17	5	—	2	16	56	748	813	921
Tanami	328	2	7	—	6	—	124	467	486	960
Ahafo	566	11	5	—	2	—	90	674	572	1,178
Akyem	334	35	2	—	1	—	32	404	415	972
Nevada Gold Mines	1,153	9	15	10	—	4	230	1,421	1,165	1,220
Corporate and Other (13)	—	—	76	224	3	—	24	327	—	—
Total Gold	$5,423	$150	$162	$238	$47	$43	$975	$7,038	5,812	$1,211

Gold equivalent ounces - other metals (14)
Peñasquito (12)	$864	$19	$10	$1	$5	$130	$132	$1,161	1,044	$1,112
Boddington	181	2	2	—	—	10	12	207	231	894
Corporate and Other (13)	—	—	11	37	1	—	4	53	—	—
Total Gold Equivalent Ounces	$1,045	$21	$23	$38	$6	$140	$148	$1,421	1,275	$1,114

Consolidated	$6,468	$171	$185	$276	$53	$183	$1,123	$8,459
(1)Excludes Depreciation and amortization and Reclamation and remediation.
(2)Includes by-product credits of $117 and excludes co-product revenues of $1,499.
(3)Includes stockpile and leach pad inventory adjustments of $37 at CC&V, $37 at Yanacocha, $3 at Merian, $9 at Ahafo, $19 at Akyem, and $51 at NGM.
(4)Reclamation costs include operating accretion and amortization of asset retirement costs of $65 and $106, respectively, and exclude accretion and reclamation and remediation adjustments at former operating properties and historic mining operations that have entered the closure phase and have no substantive future economic value of $114 and $742, respectively.
(5)Advanced projects, research and development and Exploration excludes development expenditures of $1 at CC&V, $3 at Porcupine, $5 at Peñasquito, $10 at Merian, $24 at Cerro Negro, $20 at Yanacocha, $21 at Tanami, $21 at Ahafo, $12 at Akyem, $17 at NGM and $141 at Corporate and Other, totaling $275 related to developing new operations or major projects at existing operations where these projects will materially benefit the operation.
(6)Other expense, net includes incremental COVID-19 costs incurred as a result of actions taken to protect against the impacts of the COVID-19 pandemic at our operational segments of $1 at Musselwhite, $3 at Éléonore, $7 at Peñasquito, $3 at Merian, $7 at Cerro Negro, $6 at Yanacocha, $2 at Boddington, $6 at Tanami, totaling $35.
(7)Other expense, net is adjusted for settlement costs of $22, restructuring and severance costs of $4 and distributions from the Newmont Global Community Support Fund of $3.
(8)Includes sustaining capital expenditures of $1,059.
(9)Excludes development capital expenditures, capitalized interest and the change in accrued capital totaling $1,072.
(10)Includes finance lease payments for sustaining projects of $64 and excludes finance lease payments for development projects of $36.
(11)Per ounce measures may not recalculate due to rounding.
(12)Costs applicable to sales includes $70 related to the Peñasquito Profit-Sharing Agreement associated with 2021 site performance.
(13)Corporate and Other includes the Company's business activities relating to its corporate and regional offices and all equity method investments.
(14)Gold equivalent ounces is calculated as pounds or ounces produced multiplied by the ratio of the other metals price to the gold price, using Gold ($1,200/oz.), Copper ($3.25/lb.), Silver ($23.00/oz.), Lead ($0.95/lb.) and Zinc ($1.15/lb.) pricing for 2022.

NEWMONT FULL YEAR AND FOURTH QUARTER 2023 RESULTS & 2024 GUIDANCE | NEWS RELEASE     32

A reconciliation of the 2024 Gold AISC outlook to the 2024 Gold CAS outlook is provided below. The estimates in the table below are considered “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, which are intended to be covered by the safe harbor created by such sections and other applicable laws.

2024 Outlook - Gold (1)(2)
(in millions, except ounces and per ounce)	Outlook Estimate
Cost Applicable to Sales (3)(4)	$6,900
Reclamation Costs (5)	190
Advanced Projects and Exploration (6)	160
General and Administrative (7)	235
Other Expense	10
Treatment and Refining Costs	135
Sustaining Capital (8)	1,495
Sustaining Finance Lease Payments	25
All-in Sustaining Costs	$9,150
Ounces (000) Sold (9)	6,555
All-in Sustaining Costs per Ounce	$1,400
(1)The reconciliation is provided for illustrative purposes in order to better describe management’s estimates of the components of the calculation. Estimates for each component of the forward-looking All-in sustaining costs per ounce are independently calculated and, as a result, the total All-in sustaining costs and the All-in sustaining costs per ounce may not sum to the component ranges. While a reconciliation to the most directly comparable GAAP measure has been provided for the 2024 AISC Gold Outlook on a consolidated basis, a reconciliation has not been provided on an individual site or project basis in reliance on Item 10(e)(1)(i)(B) of Regulation S-K because such reconciliation is not available without unreasonable efforts.
(2)All values are presented on a consolidated basis for Newmont.
(3)Excludes Depreciation and amortization and Reclamation and remediation.
(4)Includes stockpile and leach pad inventory adjustments.
(5)Reclamation costs include operating accretion and amortization of asset retirement costs.
(6)Advanced Project and Exploration excludes non-sustaining advanced projects and exploration.
(7)Includes stock-based compensation.
(8)Excludes development capital expenditures, capitalized interest and change in accrued capital.
(9)Consolidated production for Merian is presented on a total production basis for the mine site and excludes production from Pueblo Viejo and Fruta del Norte.
NEWMONT FULL YEAR AND FOURTH QUARTER 2023 RESULTS & 2024 GUIDANCE | NEWS RELEASE     33

Net debt to Adjusted EBITDA ratio
Management uses net debt to Adjusted EBITDA as non-GAAP measures to evaluate the Company’s operating performance, including our ability to generate earnings sufficient to service our debt. Net debt to Adjusted EBITDA represents the ratio of the Company’s debt, net of cash and cash equivalents, to Adjusted EBITDA. Net debt to Adjusted EBITDA does not represent, and should not be considered an alternative to, net income (loss), operating income (loss), or cash flow from operations as those terms are defined by GAAP, and does not necessarily indicate whether cash flows will be sufficient to fund cash needs. Although Net Debt to Adjusted EBITDA and similar measures are frequently used as measures of operations and the ability to meet debt service requirements by other companies, our calculation of net debt to Adjusted EBITDA measure is not necessarily comparable to such other similarly titled captions of other companies. The Company believes that net debt to Adjusted EBITDA provides useful information to investors and others in understanding and evaluating our operating results in the same manner as our management and Board of Directors. Management’s determination of the components of net debt to Adjusted EBITDA is evaluated periodically and based, in part, on a review of non-GAAP financial measures used by mining industry analysts. Net income (loss) attributable to Newmont stockholders is reconciled to Adjusted EBITDA as follows:

	Three Months Ended
	December 31, 2023	September 30, 2023	June 30, 2023	March 31, 2023

Net income (loss) attributable to Newmont stockholders	$(3,139)	$158	$155	$351
Net income (loss) attributable to noncontrolling interests	10	5	—	12
Net loss (income) from discontinued operations	(11)	(1)	(2)	(12)
Equity loss (income) of affiliates	(19)	(3)	(16)	(25)
Income and mining tax expense (benefit)	117	73	163	213
Depreciation and amortization	624	480	486	461
Interest expense, net	80	48	49	65
EBITDA	(2,338)	760	835	1,065
Adjustments:
Impairment charges	1,881	2	4	4
Reclamation and remediation charges	1,158	104	(2)	—
Newcrest transaction and integration costs	427	16	21	—
(Gain) loss on asset and investment sales	231	2	—	(36)
Change in fair value of investments	5	41	42	(41)
Restructuring and severance	5	7	10	2
Pension settlements	9	—	—	—
Settlement costs	5	2	—	—
COVID-19 specific costs	1	—	—	—
Other	—	(1)	—	(4)
Adjusted EBITDA	1,384	933	910	990
12 month trailing Adjusted EBITDA	$4,217
Newcrest proforma adjusted EBITDA (pre-acquisition) (1)	$1,558
12 month trailing proforma Adjusted EBITDA	$5,775

Total Debt	$8,874
Lease and other financing obligations	562
Less: Cash and cash equivalents	(3,002)
Total net debt	$6,434

Net debt to pro forma adjusted EBITDA	1.1
(1)Represents Newcrest’s pre-acquisition Adjusted EBITDA on a US GAAP basis from January 1, 2023 through to the acquisition date, November 6, 2023. This amount is added to our adjusted EBITDA to include a full twelve months of Newcrest results on a pro forma basis for the twelve months ended December 31, 2023. The pro forma adjusted EBITDA was derived from Newcrest unaudited financial information for the 10 months ended October 31, 2023 and November 1, 2023 through November 6, 2023, the acquisition date. Newcrest’s pre-acquisition Adjusted EBITDA has been added to our adjusted EBITDA for the purposes of Net Debt to Pro Forma Adjusted EBITDA ratio only.
NEWMONT FULL YEAR AND FOURTH QUARTER 2023 RESULTS & 2024 GUIDANCE | NEWS RELEASE     34

Net average realized price per ounce/ pound
Average realized price per ounce/ pound are non-GAAP financial measures. The measures are calculated by dividing the net consolidated gold, copper, silver, lead and zinc sales by the consolidated gold ounces, copper pounds, silver ounces, lead pounds and zinc pounds sold, respectively. These measures are calculated on a consistent basis for the periods presented on a consolidated basis. Average realized price per ounce/ pound statistics are intended to provide additional information only, do not have any standardized meaning prescribed by GAAP and should not be considered in isolation or as a substitute for measures of performance prepared in accordance with GAAP. The measures are not necessarily indicative of operating profit or cash flow from operations as determined under GAAP. Other companies may calculate these measures differently.
The following tables reconcile these non-GAAP measures to the most directly comparable GAAP measure:

	Three Months Ended December 31,		Year Ended December 31,
	2023	2022	2023	2022
Consolidated gold sales, net	$3,510	$2,830	$10,593	$10,416
Consolidated copper sales, net	293	93	575	316
Consolidated silver sales, net	89	148	335	549
Consolidated lead sales, net	32	35	96	133
Consolidated zinc sales, net	33	94	213	501
Total sales	$3,957	$3,200	$11,812	$11,915

	Three Months Ended December 31, 2023
	Gold	Copper	Silver	Lead	Zinc
	(ounces)	(pounds)	(ounces)	(pounds)	(pounds)
Consolidated sales:
Gross before provisional pricing and streaming impact	$3,507	$308	$85	$34	$41
Provisional pricing mark-to-market	23	15	—	(2)	1
Silver streaming amortization	—	—	11	—	—
Gross after provisional pricing and streaming impact	3,530	323	96	32	42
Treatment and refining charges	(20)	(30)	(7)	—	(9)
Net	$3,510	$293	$89	$32	$33
Consolidated ounces / pounds sold (millions)	1,751	79	5	35	35
Average realized price (per ounce/pound): (1)
Gross before provisional pricing and streaming impact	$2,003	$3.88	$18.22	$0.97	$3.87
Provisional pricing mark-to-market	13	0.19	0.18	(0.04)	0.10
Silver streaming amortization	—	—	2.55	—	—
Gross after provisional pricing and streaming impact	2,016	4.07	20.95	0.93	3.97
Treatment and refining charges	(12)	(0.38)	(1.50)	(0.03)	(0.26)
Net	$2,004	$3.69	$19.45	$0.90	$3.71

	Year Ended December 31, 2023
	Gold	Copper	Silver	Lead	Zinc
	(ounces)	(pounds)	(ounces)	(pounds)	(pounds)
Consolidated sales:
Gross before provisional pricing and streaming impact	$10,605	$601	$312	$103	$281
Provisional pricing mark-to-market	34	15	7	(4)	(15)
Silver streaming amortization	—	—	42	—	—
Gross after provisional pricing and streaming impact	10,639	616	361	99	266
Treatment and refining charges	(46)	(41)	(26)	(3)	(53)
Net	$10,593	$575	$335	$96	$213
Consolidated ounces / pounds sold (millions)	5,420	155	17	107	222
Average realized price (per ounce/pound): (1)
Gross before provisional pricing and streaming impact	$1,957	$3.87	$18.53	$0.96	$1.27
Provisional pricing mark-to-market	6	0.10	0.44	(0.03)	(0.07)
Silver streaming amortization	—	—	2.56	—	—
Gross after provisional pricing and streaming impact	1,963	3.97	21.53	0.93	1.20
Treatment and refining charges	(9)	(0.26)	(1.56)	(0.03)	(0.24)
Net	$1,954	$3.71	$19.97	$0.90	$0.96
NEWMONT FULL YEAR AND FOURTH QUARTER 2023 RESULTS & 2024 GUIDANCE | NEWS RELEASE     35

	Three Months Ended December 31, 2022
	Gold	Copper	Silver	Lead	Zinc
	(ounces)	(pounds)	(ounces)	(pounds)	(pounds)
Consolidated sales:
Gross before provisional pricing and streaming impact	$2,819	$83	$131	$39	$105
Provisional pricing mark-to-market	20	12	7	4	9
Silver streaming amortization	—	—	17	—	—
Gross after provisional pricing and streaming impact	2,839	95	155	43	114
Treatment and refining charges	(9)	(2)	(7)	(8)	(20)
Net	$2,830	$93	$148	$35	$94
Consolidated ounces / pounds sold (millions)	1,610	22	7	40	83
Average realized price (per ounce/pound): (1)
Gross before provisional pricing and streaming impact	$1,751	$3.70	$17.97	$0.97	$1.25
Provisional pricing mark-to-market	12	0.54	1.00	0.11	0.11
Silver streaming amortization	—	—	2.45	—	—
Gross after provisional pricing and streaming impact	1,763	4.24	21.42	1.08	1.36
Treatment and refining charges	(5)	(0.12)	(1.00)	(0.21)	(0.24)
Net	$1,758	$4.12	$20.42	$0.87	$1.12

	Year Ended December 31, 2022
	Gold	Copper	Silver	Lead	Zinc
	(ounces)	(pounds)	(ounces)	(pounds)	(pounds)
Consolidated sales:
Gross before provisional pricing and streaming impact	$10,461	$337	$533	$145	$583
Provisional pricing mark-to-market	(2)	(11)	(11)	(1)	(9)
Silver streaming amortization	—	—	73	—	—
Gross after provisional pricing and streaming impact	10,459	326	595	144	574
Treatment and refining charges	(43)	(10)	(46)	(11)	(73)
Net	$10,416	$316	$549	$133	$501
Consolidated ounces / pounds sold (millions)	5,812	85	30	147	373
Average realized price (per ounce/pound): (1)
Gross before provisional pricing and streaming impact	$1,800	$3.94	$17.90	$0.98	$1.56
Provisional pricing mark-to-market	—	(0.13)	(0.35)	—	(0.02)
Silver streaming amortization	—	—	2.45	—	—
Gross after provisional pricing and streaming impact	1,800	3.81	20.00	0.98	1.54
Treatment and refining charges	(8)	(0.12)	(1.55)	(0.07)	(0.20)
Net	$1,792	$3.69	$18.45	$0.91	$1.34
(1)Per ounce/pound measures may not recalculate due to rounding.
NEWMONT FULL YEAR AND FOURTH QUARTER 2023 RESULTS & 2024 GUIDANCE | NEWS RELEASE     36

Gold by-product metrics
Copper, silver, lead and zinc are by-products often obtained during the process of extracting and processing the primary ore-body. In our GAAP Consolidated Financial Statements, the value of these by-products is recorded as a credit to our CAS and the value of the primary ore is recorded as Sales. In certain instances, copper, silver, lead and zinc are co-products, or a significant resource in the primary ore-body, and the revenue is recorded as Sales in our GAAP Consolidated Financial Statements.
Gold by-product metrics are non-GAAP financial measures that serve as a basis for comparing the Company’s performance with certain competitors. As Newmont’s operations are primarily focused on gold production, “Gold by-product metrics” were developed to allow investors to view Sales, CAS per ounce and AISC per ounce calculations that classify all copper, silver, lead and zinc production as a by-product, even when copper, silver, lead or zinc is a significant resource in the primary ore-body. These metrics are calculated by subtracting copper, silver, lead and zinc sales recognized from Sales and including these amounts as offsets to CAS.
Gold by-product metrics are calculated on a consistent basis for the periods presented on a consolidated basis. These metrics are intended to provide supplemental information only, do not have any standardized meaning prescribed by GAAP and should not be considered in isolation or as a substitute for measures of performance prepared in accordance with GAAP. Other companies may calculate these measures differently as a result of differences in the underlying accounting principles, policies applied and in accounting frameworks, such as in IFRS.
The following tables reconcile these non-GAAP measures to the most directly comparable GAAP measures:

	Three Months Ended December 31,		Year Ended December 31,
	2023	2022	2023	2022
Consolidated gold sales, net	$3,510	$2,830	$10,593	$10,416
Consolidated other metal sales, net	447	370	1,219	1,499
Sales	$3,957	$3,200	$11,812	$11,915

Costs applicable to sales	$2,303	$1,780	$6,699	$6,468
Less: Consolidated other metal sales, net	(447)	(370)	(1,219)	(1,499)
By-Product costs applicable to sales	$1,856	$1,410	$5,480	$4,969
Gold sold (thousand ounces)	1,751	1,610	5,420	5,812
Total Gold CAS per ounce (by-product) (1)	$1,060	$876	$1,011	$855

Total AISC	$3,143	$2,320	$9,239	$8,459
Less: Consolidated other metal sales, net	(447)	(370)	(1,219)	(1,499)
By-Product AISC	$2,696	$1,950	$8,020	$6,960
Gold sold (thousand ounces)	1,751	1,610	5,420	5,812
Total Gold AISC per ounce (by-product) (1)	$1,540	$1,211	$1,480	$1,198
(1)Per ounce measures may not recalculate due to rounding.
NEWMONT FULL YEAR AND FOURTH QUARTER 2023 RESULTS & 2024 GUIDANCE | NEWS RELEASE     37

Conference Call Information
A conference call will be held on Thursday, February 22, 2024 at 10:00 a.m. Eastern Time (ET) and 4:00 p.m. ET; it will also be available on the Company’s website
10:00 a.m. ET Conference Call Details

Dial-In Number	833.470.1428
Intl Dial-In Number	404.975.4839[1]
Dial-In Access Code	960159
Conference Name	Newmont
Replay Number	866.813.9403
Intl Replay Number	929.458.6194
Replay Access Code	672728
4:00 p.m. ET Conference Call Details

Dial-In Number	833.470.1428
Intl Dial-In Number	404.975.4839[1]
Dial-In Access Code	431401
Conference Name	Newmont
Replay Number	866.813.9403
Intl Replay Number	929.458.6194
Replay Access Code	615787
1For toll-free phone numbers, refer to the following link: https://www.netroadshow.com/events/global-numbers?confId=49005
Webcast Details
Title: Newmont Fourth Quarter 2023 Results and 2024 Guidance Conference Call
10:00 a.m. ET URL: https://events.q4inc.com/attendee/998838961
4:00 p.m. ET URL: https://events.q4inc.com/attendee/548087872
The fourth quarter 2023 results and 2024 guidance will be available before the market opens on Thursday, February 22, 2024 on the “Investor Relations” section of the Company’s website at Newmont.com. Additionally, the conference call will be archived for a limited time on the Company’s website.
About Newmont
Newmont is the world’s leading gold company and a producer of copper, zinc, lead, and silver. The company’s world-class portfolio of assets, prospects and talent is anchored in favorable mining jurisdictions in Africa, Australia, Latin America & Caribbean, North America, and Papua New Guinea. Newmont is the only gold producer listed in the S&P 500 Index and is widely recognized for its principled environmental, social, and governance practices. Newmont is an industry leader in value creation, supported by robust safety standards, superior execution, and technical expertise. Founded in 1921, the company has been publicly traded since 1925.

Media Contact

Jennifer Pakradooni	globalcommunications@newmont.com

Investor Contact - Global

Neil Backhouse	investor.relations@newmont.com

Investor Contact - Asia Pacific

Christopher Maitland	apac.investor.relations@newmont.com
NEWMONT FULL YEAR AND FOURTH QUARTER 2023 RESULTS & 2024 GUIDANCE | NEWS RELEASE     38

Cautionary Statement Regarding Forward Looking Statements, Including Outlook Assumptions:
This news release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, which are intended to be covered by the safe harbor created by such sections and other applicable laws. Where a forward-looking statement expresses or implies an expectation or belief as to future events or results, such expectation or belief is expressed in good faith and believed to have a reasonable basis. However, such statements are subject to risks, uncertainties and other factors, which could cause actual results to differ materially from future results expressed, projected or implied by the forward-looking statements. Forward-looking statements often address our expected future business and financial performance and financial condition; and often contain words such as “anticipate,” “intend,” “plan,” “will,” “would,” “estimate,” “expect,” “believe,” "pending" or “potential.” Forward-looking statements in this news release may include, without limitation, (i) estimates of future production and sales, including production outlook, average future production and upside potential, including our Full Potential initiatives and synergies; (ii) estimates of future costs applicable to sales and all-in sustaining costs; (iii) estimates of future capital expenditures, including development and sustaining capital; (iv) expectations regarding the Tanami Expansion 2, Ahafo North, Cadia Block Caves, Cerro Negro District Expansion 1 and Pamour projects, including, without limitation, expectations for production, milling, costs applicable to sales and all-in sustaining costs, capital costs, mine life extension, construction completion commercial production, and other timelines; (v) expectations regarding future investments or divestitures, including of non-core assets; (vi) estimates of future cost reductions, synergies, including pre-tax synergies, savings and efficiencies, and future cash flow enhancements through portfolio optimization, (vii) expectations regarding future exploration and the development, growth and potential of Newmont Corporation's ("Newmont"), project pipeline and investments; (viii) the dividend framework and expected payout levels; (ix) expectations regarding free cash flow and returns to stockholders, including with respect to future dividends and future share repurchases; (x) expectations regarding future mineralization, including, without limitation, expectations regarding reserves and recoveries; (xi) expectations regarding organic growth in our operations; and (xii) other outlook. Estimates or expectations of future events or results are based upon certain assumptions, which may prove to be incorrect. Such assumptions, include, but are not limited to: (i) there being no significant change to current geotechnical, metallurgical, hydrological and other physical conditions; (ii) permitting, development, operations and expansion of operations and projects being consistent with current expectations and mine plans; (iii) political developments in any jurisdiction in which the Company operates being consistent with its current expectations; (iv) certain exchange rate assumptions for the Australian dollar to U.S. dollar, as well as other exchange rates being approximately consistent with current levels; (v) certain price assumptions for gold, copper, silver, zinc, lead and oil; (vi) prices for key supplies; (vii) the accuracy of current mineral reserve and mineralized material estimates; and (viii) other planning assumptions. Uncertainties include those relating to general macroeconomic uncertainty and changing market conditions, changing restrictions on the mining industry in the jurisdictions in which we operate, impacts to supply chain, including price, availability of goods, ability to receive supplies and fuel, and impacts of changes in interest rates. Such uncertainties could result in operating sites being placed into care and maintenance and impact estimates, costs and timing of projects. Uncertainties in geopolitical conditions could impact certain planning assumptions, including, but not limited to commodity and currency prices, costs and supply chain availabilities.

Future dividends beyond the dividend payable on March 28, 2024 to holders of record at the close of business on March 5, 2024 have not yet been approved or declared by the Board of Directors, and an annualized dividend payout or dividend yield has not been declared by the Board. Management’s expectations with respect to future dividends are “forward-looking statements” and the Company’s dividend policy is non-binding. The declaration and payment of future dividends remain at the discretion of the Board of Directors and will be determined based on Newmont’s financial results, balance sheet strength, cash and liquidity requirements, future prospects, gold and commodity prices, and other factors deemed relevant by the Board.

For a more detailed discussion of such risks and other factors that might impact future looking statements, see the Company’s Annual Report on Form 10-K for the year ended December 31, 2022 filed with the U.S. Securities and Exchange Commission (the “SEC”) on February 23, 2023, as updated by the current report on Form 8-K filed with the SEC on July 20, 2023, as well as Newmont's other SEC filings, including the definitive proxy statement filed with the SEC on September 5, 2023 and the Company's Quarterly Report on Form 10-Q for the quarter ended September 30, 2023 filed with the SEC on October 26, 2023, under the heading “Risk Factors", and other factors identified in the Company's reports filed with the SEC, available on the SEC website or at Newmont.com. The Company does not undertake any obligation to release publicly revisions to any “forward-looking statement,” including, without limitation, outlook, to reflect events or circumstances after the date of this news release, or to reflect the occurrence of unanticipated events, except as may be required under applicable securities laws. Investors should not assume that any lack of update to a previously issued “forward-looking statement” constitutes a reaffirmation of that statement. Continued reliance on “forward-looking statements” is at investors’ own risk. Investors are also encouraged to review our Form 10-K expected to be filed on, or about, February 27, 2024.
Notice Regarding 2023 Results:
Newmont’s actual consolidated financial results remain subject to completion of our annual audit procedures for the year ended December 31, 2023 and final review by management Our actual audited consolidated financial results for the year ended December 31, 2023 are expected to be reported in connection with the filing of our Annual Report on Form 10-K for the year ended December 31, 2023, which is expected to be filed on or about February 27, 2024. Our actual consolidated financial results may differ from the results included in this release, including as a result of audit adjustments and other developments that may arise between now and when the Form 10-K is finalized and filed. This release should not be viewed as a substitute for audited consolidated financial statements and related notes as of and for the year ended December 31, 2023 prepared in accordance with Generally Accepted Accounting Principles (“GAAP”). Accordingly, you should not place undue reliance on this release, which has been prepared by, and is the responsibility of, our management.
Notice Regarding Reserve and Resource:
The reserves stated herein were prepared in compliance with Subpart 1300 of Regulation S-K adopted by the SEC and represent the amount of gold, copper, silver, lead, zinc and molybdenum estimated, at December 31, 2023, could be economically and legally extracted or produced at the time of the reserve determination. The term “economically,” as used in this definition, means that profitable extraction or production has been established or analytically demonstrated in at a minimum, a pre-feasibility study to be viable and justifiable under reasonable investment and market assumptions. The term “legally,” as used in this definition, does not imply that all permits needed for mining and processing have been obtained or that other legal issues have been completely resolved. However, for a reserve to exist, Newmont (or our joint venture partners) must have a justifiable expectation, based on applicable laws and regulations, that issuance of permits or resolution of legal issues necessary for mining and processing at a particular deposit will be accomplished in
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the ordinary course and in a timeframe consistent with Newmont’s (or our joint venture partner’s) current mine plans. Reserves in this presentation are aggregated from the proven and probable classes. The term “Proven reserves” used in the tables of the appendix means reserves for which (a) quantity is estimated from dimensions revealed in outcrops, trenches, workings or drill holes; (b) grade and/or quality are estimated from the results of detailed sampling; and (c) the sites for inspection, sampling and measurements are spaced so closely and the geologic character is sufficiently defined that size, shape, depth and mineral content of reserves are well established. The term “Probable reserves” means reserves for which quantity and grade are estimated from information similar to that used for Proven reserves, but the sites for sampling are farther apart or are otherwise less closely spaced. The degree of assurance, although lower than that for Proven reserves, is high enough to assume continuity between points of observation. Newmont classifies all reserves as Probable on its development projects until a year of production has confirmed all assumptions made in the reserve estimates. Proven and Probable reserves include gold, copper, silver, zinc, lead or molybdenum attributable to Newmont’s ownership or economic interest. Proven and Probable reserves were calculated using cut-off grades. The term “cutoff grade” means the lowest grade of mineralized material considered economic to process. Cut-off grades vary between deposits depending upon prevailing economic conditions, mineability of the deposit, by-products, amenability of the ore to gold, copper, silver, zinc, lead or molybdenum extraction and type of milling or leaching facilities available.

Estimates of Proven and Probable reserves are subject to considerable uncertainty. Such estimates are, or will be, to a large extent, based on the prices of gold, silver, copper, zinc, lead and molybdenum and interpretations of geologic data obtained from drill holes and other exploration techniques, which data may not necessarily be indicative of future results. If our reserve estimations are required to be revised using significantly lower gold, silver, zinc, copper, lead and molybdenum prices as a result of a decrease in commodity prices, increases in operating costs, reductions in metallurgical recovery or other modifying factors, this could result in material write-downs of our investment in mining properties, goodwill and increased amortization, reclamation and closure charges. Producers use pre-feasibility and feasibility studies for undeveloped ore bodies to derive estimates of capital and operating costs based upon anticipated tonnage and grades of ore to be mined and processed, the predicted configuration of the ore body, expected recovery rates of metals from the ore, the costs of comparable facilities, the costs of operating and processing equipment and other factors. Actual operating and capital cost and economic returns on projects may differ significantly from original estimates. Further, it may take many years from the initial phases of exploration until commencement of production, during which time, the economic feasibility of production may change.

Estimates of resources are subject to further exploration and development, are subject to additional risks, and no assurance can be given that they will eventually convert to future reserves. Inferred resources, in particular, have a great amount of uncertainty as to their existence and their economic and legal feasibility. Investors are cautioned not to assume that any part of all of the Inferred resource exists or is economically or legally mineable. The Company cannot be certain that any part or parts of the resource will ever be converted into reserves. In addition, if the price of gold, silver, copper, zinc, lead or molybdenum declines from recent levels, if production costs increase, grades decline, recovery rates decrease or if applicable laws and regulations are adversely changed, the indicated level of recovery may not be realized or mineral reserves or resources might not be mined or processed profitably. If we determine that certain of our mineral reserves or resources have become uneconomic, this may ultimately lead to a reduction in our aggregate reported mineral reserves and resources. Consequently, if our actual mineral reserves and resources are less than current estimates, our business, prospects, results of operations and financial position may be materially impaired. For additional information see the “Proven and Probable Reserve" and "Measured and Indicated and Inferred Resource" tables in Newmont's "2023 Reserves and Resources Results" Release available at Newmont.com.
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